                                                                    EXHIBIT 99.1

                            NIPSCO Industries, Inc.

                                     INDEX

Financial Information for the Year Ended December 31, 1998.

                                                                            Page
                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    2
Consolidated Statement of Income..........................................   11
Consolidated Balance Sheet................................................   12
Consolidated Statement of Capitalization..................................   13
Consolidated Statement of Long-Term Debt..................................   14
Consolidated Statement of Cash Flows......................................   15
Consolidated Statement of Common Shareholders' Equity.....................   16
Notes to Consolidated Financial Statements................................   17
Report of Independent Public Accountants..................................   44
Selected Supplemental Information.........................................   45

1998 Financial Review

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Holding Company

   NIPSCO Industries, Inc. (Industries) is an energy/utility-based holding company providing electric energy, natural gas and water to the public through its seven wholly-owned regulated subsidiaries (Utilities): Northern Indiana Public Service Company (Northern Indiana); Kokomo Gas and Fuel Company (Kokomo
Gas); Northern Indiana Fuel and Light Company, Inc. (NIFL); Crossroads Pipeline Company (Crossroads); Indianapolis Water Company (IWC); Harbour Water Corporation (Harbour); and Liberty Water Company (Liberty). Industries' regulated gas and electric subsidiaries (Northern Indiana, Kokomo Gas, NIFL and Crossroads) are referred to as "Energy Utilities"; and regulated water subsidiaries (IWC, Harbour and Liberty) are referred to as "Water Utilities."

   Industries also provides non-regulated energy/utility-related services including gas marketing, power generation, gas transmission, supply and storage, installation, repair and maintenance of underground pipelines, utility line locating and marking, and related products targeted at customer segments, principally through the following wholly-owned subsidiaries: NIPSCO Development Company, Inc. (Development), NI Energy Services, Inc. (Services), Primary Energy, Inc. (Primary); Miller Pipeline Corporation (Miller), and SM&P Utility Resources, Inc. (SM&P). These non-regulated subsidiaries are referred to collectively as "Products and Services." NIPSCO Capital Markets, Inc. (Capital Markets) handles financing requirements for certain subsidiaries of Industries other than Northern Indiana.

   On March 25, 1997, Industries acquired IWC Resources Corporation (IWCR). IWCR's subsidiaries include the Water Utilities and five non-utility companies providing utility-related services including installation, repair and maintenance of underground pipelines and utility line locating and marking. The two primary non-utility subsidiaries are Miller and SM&P. Industries' results of operations include twelve months of operating results from IWCR for the period ended December 31, 1998 and nine months of operating results from IWCR for the period ended December 31, 1997.

Net Income

   For 1998, net income of Industries increased to $193.9 million, or basic earnings of $1.60 per average common share, compared to $190.8 million, or basic earnings of $1.54 per average common share, for 1997. There were approximately 3.1 million fewer average common shares outstanding in 1998 than in 1997. In 1996, net income was $176.6 million, or basic earnings of $1.44 per average common share. See Selected Supplemental Information regarding revenue and costs associated with delivering gas, electricity and water and providing products and services.

Operating Revenues

   In 1998, operating revenues increased $346.2 million, or 13.4%, over 1997. Operating revenues in 1997 increased $598.6 million, or 30.1%, from 1996.

   Gas revenues were $637.1 million in 1998, a decrease of $170.1 million from 1997. The decrease in gas revenues was mainly due to decreased deliveries to residential and commercial customers, decreased gas costs per dekatherms (dth) and decreased gas transition costs. During 1998, gas deliveries in dth, which include transportation services, decreased 1.8%. Gas deliveries to residential and commercial customers decreased 20.4% and 23.3%, respectively, reflecting heating degree-days 21.3% lower than 1997. This decrease in deliveries was partially offset by increased deliveries to industrial customers of 3.9% and sales to other utilities. The Energy Utilities had 739,400 gas customers at December 31, 1998.

   Gas revenues were $807.2 million in 1997, an increase of $7.8 million from 1996. The increase in gas revenues was mainly due to increased gas costs per dth and increased deliveries of gas transported for others, partially offset by decreased sales to residential and commercial customers and decreased gas transition costs. During 1997 gas deliveries in dth, which include transportation services, increased 2.9% over 1996. Gas deliveries to residential and commercial customers decreased 5.1% and 1.6% respectively, due to a warmer heating season than 1996. Gas transportation services increased 4.2% mainly due to increased deliveries of gas transported for industrial customers. The large commercial and industrial customers continue to utilize transportation services provided by the Energy Utilities. Gas transportation customers purchase much of their gas directly from producers and marketers and then pay a transportation fee to have their gas delivered over the Energy Utilities' systems. The Energy Utilities transported 216.5, 203.7 and 194.4 million dth for others in 1998, 1997 and 1996, respectively.

   In 1998, electric revenues were $1.430 billion, an increase of $243.7 million from 1997. Sales of electricity in kilowatt-hours (kwh) increased 25.5% from 1997. The increase in electric revenue was mainly due to increased sales to residential and commercial customers (increases of 7.8% and 6.3% in kwh, respectively), reflecting a significantly warmer summer in 1998. Wholesale power transactions also increased significantly in a rapidly developing market. The increases were partially offset by a 2.0% kwh reduction in sales to industrial customers, reflecting a full year of operations at two cogeneration projects located at major industrial customers' facilities. At December 31, 1998, Industries had 420,955 electric customers.

   In 1997, electric revenues were $1.186 billion, an increase of $164.1 million from 1996. The increase was mainly due to increased sales to residential and commercial customers and to increased revenues related to wholesale power marketing transactions. Industrial sales decreased during the period as a result of the two cogeneration projects located at major industrial customers' facilities coming on line during the period. Electric sales increased from 1996 reflecting increased wholesale power marketing transactions partially offset by decreased sales to industrial customers.

   Water revenues for 1998 were $84.0 million. Water sales to residential and commercial customers accounted for $75.2 million of 1998 revenues. The Water Utilities had sales in millions of gallons (m.g.) of 40,822 during 1998 and served 253,664 customers at December 31, 1998. Water revenues for the period April 1997 through December 1997 were $60.7 million, of which water sales to residential and commercial customers accounted for $54.4 million. The Water Utilities had sales of 32,504 m.g. during the last nine months of 1997 and served 246,643 customers at December 31, 1997.

   In 1998, Products and Services revenues were $781.7 million, an increase of $249.5 million from 1997. Approximately $205.0 million of this increase is attributable to increased gas marketing activity associated with customer growth and additional sales to existing customers. Miller and SM&P's operating revenues increased $31.7 million reflecting a full year of operations included in 1998. Products and Services revenues in 1997 increased $366.0 million from 1996. The increase was mainly due to an additional $275.4 million in gas marketing revenues resulting from increased sales to existing customers and customer growth and the addition of Miller and SM&P revenues for the last nine months of 1997.

   The basic steel industry accounted for 36% of natural gas delivered (including volumes transported) and 16% of electric sales during 1998.

   The components of the changes in operating revenues are shown in the following table:

                                                         Year 1998   Year 1997
                                                        Compared to Compared to
                                                         Year 1997   Year 1996
                                                        ----------- -----------
                                                             (In millions)
Gas Revenue Changes
  Pass through of net changes in purchased gas costs,
   gas storage and storage transportation costs........   $ (60.6)    $ 14.8
  Gas transition costs.................................     (22.4)      (4.3)
  Changes in sales levels..............................     (95.5)      (6.6)
  Gas transported......................................       8.4        3.9
                                                          -------     ------
Total Gas Revenue Change...............................    (170.1)       7.8
                                                          -------     ------
Electric Revenue Changes
  Pass through of net changes in fuel costs............      (4.8)       4.0
  Changes in sales levels..............................      63.9       (9.1)
  Wholesale electric marketing.........................     184.6      169.2
                                                          -------     ------
Total Electric Revenue Change..........................     243.7      164.1
                                                          -------     ------
Water Revenue Change...................................      23.2       60.7
                                                          -------     ------
Products and Services Revenue Changes
  Gas Marketing........................................     205.0      275.4
  Pipeline construction................................      14.4       47.2
  Locate and marking...................................      17.3       48.4
  Other................................................      12.7       (5.0)
                                                          -------     ------
Total Products and Services Revenue Change.............     249.4      366.0
                                                          -------     ------
    Total Operating Revenue Change.....................   $ 346.2     $598.6
                                                          =======     ======

   See "Summary of Significant Accounting Policies--Gas Cost Adjustment Clause" in the Notes to the Consolidated Financial Statements for a discussion of the gas cost incentive mechanism. In addition, see "FERC Order No. 636" to the Notes to Consolidated Financial Statements regarding Federal Energy Regulatory Commission (FERC) Order No. 636 transition costs.

Gas Costs

   The Energy Utilities' gas costs decreased $137.3 million (27.7%) in 1998 due to decreased gas purchases, decreased gas transition costs and decreased gas costs per dth. The average cost for the Energy Utilities' purchased gas in 1998, after adjustment for gas transition costs billed to transport customers, was $2.60 per dth as compared to $3.15 per dth in 1997. Gas costs increased $11.5 million (2.4%) in 1997 due to increased gas costs per dth, which were partially offset by decreased gas transition costs. The average cost for the Energy Utilities' purchased gas in 1997, after adjustment for gas transition costs billed to transport customers, was $3.15 per dth as compared to $3.06 per dth in 1996.

Fuel and Purchased Power

   Cost of fuel for electric generation in 1998 increased mainly as a result of increased production. The average cost per kwh generated decreased 2.7% from 1997 to 1.50 cents per kwh. The cost of fuel for electric generation in 1997 increased mainly as a result of increased production. The average cost per kwh generated decreased 2.3% from 1996 to 1.54 cents per kwh.

   Power purchased increased $207.9 million in 1998 as a result of increased bulk power purchases and wholesale power marketing activities. Power purchased increased $151.3 million in 1997 as a result of increased wholesale power marketing activities.

Cost of Sales: Products and Services

   The cost of sales for Products and Services increased $234.1 million mainly due to increased purchases of gas of $212.0 million related to gas marketing transactions and the cost of sales for IWCR's non-regulated subsidiaries (including Miller and SM&P) being included for twelve months in 1998 compared to nine months in 1997.

   In 1997 cost of sales for Products and Services increased $335.5 million mainly due to increased purchases of gas related to gas marketing transactions and the inclusion of nine months of operations at IWCR's non-regulated subsidiaries.

Operating Margins

   Operating margins increased $29.5 million in 1998 to $1.240 billion. Gas operating margin decreased $32.8 million in 1998 due to decreased deliveries to residential and commercial customers reflecting the warmer heating season, partially offset by increased sales to wholesale customers and increased deliveries of gas transported for others. Operating margin from electric sales increased $23.6 million due to increased sales to residential and commercial customers, reflecting a significantly warmer summer in 1998 than in 1997, and increased wholesale transactions, partially offset by decreased sales to industrial customers. The Water Utilities' operating margin increased $23.2 million reflecting the inclusion of a full year of operating results in 1998. Additionally, Miller and SM&P increased Products and Services operating margin $6.7 million during 1998, reflecting the inclusion of a full year of operations. Operating margins increased $95.0 million in 1997 to $1.211 billion. Gas operating margin decreased $3.7 million in 1997 due to decreased sales to residential and commercial customers reflecting mild weather, partially offset by increased sales to wholesale customers and increased deliveries of gas transported for others. Operating margin from electric sales increased $7.5 million in 1997 due to increased sales to residential and commercial customers and increased wholesale transactions partially offset by decreased sales to industrial customers. The Water Utilities contributed $60.7 million to operating margin in 1997, reflecting the March 1997 acquisition of IWCR. Additionally, inclusion of nine months of operating margins for Miller and SM&P increased Products and Services operating margin $28.4 million during 1997.

Operating Expenses and Taxes

   Operating expenses and taxes (except income) in 1998 increased 2.3% from 1997 to $818.9 million and in 1997 increased 9.7% from 1996 to $800.4 million.

   Operation expense includes an increase of $21.9 million reflecting a full year of operations at IWCR and its subsidiaries. New operations at Primary's subsidiaries increased lease expenses by approximately $10.2 million. These increases were partially offset by decreased operation expenses at Northern Indiana of $23.4 million, mainly due to decreased employee related costs of $11.7 million, decreased sales and marketing activities of $5.7 million and decreased electric production operating costs of $4.3 million. Operation expenses increased $44.2 million in 1997 over 1996. The inclusion of nine months of operations at IWCR and its subsidiaries increased operation expenses $44.1 million in 1997. Additionally, new operations at Primary and Services increased operation expenses $8.4 million in 1997. These increases were partially offset by reduced pension costs, reduced environmental costs of $4.2 million and reduced pollution control facility costs of $4.1 million at Northern Indiana.

   Maintenance expenses decreased $1.9 million in 1998 from 1997 mainly reflecting decreased maintenance activity for electric production and distribution facilities. Maintenance expenses increased $2.5 million in 1997 from 1996 mainly reflecting the inclusion of nine months of maintenance at the Water Utilities.

   Depreciation and amortization expense increased $6.7 million in 1998 from 1997 as a result of plant additions and the inclusion of twelve months of depreciation and amortization at IWCR. Depreciation and amortization expense increased $15.8 million in 1997 from 1996 resulting from utility plant additions and the inclusion of nine months of depreciation expenses and amortization of plant acquisition adjustments and intangible assets at IWCR.

   Other Income (Deductions) decreased $5.2 million in 1998 from 1997 mainly reflecting a loss on the disposition of properties as compared to gains on disposition of properties in the same period a year earlier. Other Income (Deductions) increased $3.8 million in 1997 from 1996 mainly resulting from the disposition of certain oil and natural gas properties during the first quarter of 1997.

   Interest and other charges increased $8.0 million and $14.9 million in 1998 and 1997, respectively. The 1998 increase reflects twelve months of $300 million of Capital Markets' medium-term notes, $75 million of Capital Markets' Junior Subordinated Deferrable Interest Debentures, Series A and the inclusion of twelve months of interest expense at IWCR. The 1997 increase reflects the issuance of $300 million of Capital Markets' medium-term notes and the inclusion of nine months of interest expense at IWCR.

   See Notes to Consolidated Financial Statements for a discussion of accounting policies and transactions impacting this analysis.

Environmental Matters

   The operations of Industries are subject to extensive and evolving federal, state and local environmental laws and regulations intended to protect the public health and the environment. Such environmental laws and regulations affect Industries' operations as they relate to impacts on air, water and land.

   Refer to "Environmental Matters" in the Notes to Consolidated Financial Statements for information regarding certain environmental issues.

Liquidity and Capital Resources

   During the next few years, it is anticipated that the great majority of earnings available for distribution of dividends will depend upon dividends paid to Industries by Northern Indiana. See Notes to Consolidated Financial Statements for a discussion of the Common Share Dividend.

   Cash flow from operations at Northern Indiana has provided sufficient liquidity to meet current operating requirements. Because of the seasonal nature of the utility business and the construction program, Northern Indiana makes use of commercial paper intermittently as short-term financing. As of December 31, 1998 and December 31, 1997, Northern Indiana had $85.6 million and $71.5 million of commercial paper outstanding, respectively. At December 31, 1998, the weighted average interest rate of commercial paper outstanding was 5.62%.

   In September 1998, Northern Indiana entered into a five-year $100 million revolving credit agreement and a 364-day $100 million revolving credit agreement with several banks. These agreements terminate on September 23, 2003 and September 23, 1999, respectively. The 364-day agreement may be extended at expiration for additional periods of 364 days upon the request of Northern Indiana and agreement by the banks. Under these agreements, Northern Indiana may borrow funds at a floating rate of interest or, at Northern Indiana's request under certain circumstances, a fixed rate of interest for short term periods. These agreements provide financing flexibility to Northern Indiana and may be used to support the issuance of commercial paper. At December 31, 1998, there were no borrowings outstanding under either of these agreements. Concurrently with entering into such agreements, Northern Indiana terminated its then existing revolving credit agreement which would otherwise have terminated on August 19, 1999.

   In addition, Northern Indiana has $14.2 million in lines of credit. The credit pricing of each of the lines varies from either the lending banks' commercial prime or market rates. Northern Indiana has agreed to compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees which are mutually satisfactory to both parties. As of December 31, 1998, there were no borrowings under these lines of credit. The lines of credit are also available to support the issuance of commercial paper.

   Northern Indiana also has $273.5 million of money market lines of credit. As of December 31, 1998 there was $40.5 million outstanding under these lines of credit. At December 31, 1997, there was $47.5 million outstanding under these lines of credit.

   Northern Indiana has a $50 million uncommitted finance facility. At December 31, 1998, there were no borrowings outstanding under this facility.

   Capital Markets provides financing for Industries, subsidiaries other than Northern Indiana and, in certain respects, IWCR and its subsidiaries. As of December 31, 1998 and December 31, 1997, Capital Markets had $108.1 million and $17.0 million, respectively, of commercial paper outstanding. The weighted average interest rate of commercial paper outstanding was 5.99% at December 31, 1998.

   In September, 1998, Capital Markets entered into a five-year $100 million revolving credit agreement and a 364-day $100 million revolving credit agreement with several banks. These agreements terminate on September 23, 2003 and September 23, 1999, respectively. The 364-day agreement may be extended at expiration for additional periods of 364 days upon the request of Capital Markets and agreement by the banks. Under these agreements, Capital Markets may borrow, repay and reborrow funds at a floating rate of interest or, at Capital Market's request under certain circumstances, at a fixed rate of interest for short term periods. These agreements provide financing flexibility to Capital Markets and may be used to support the issuance of commercial paper. At December 31, 1998, there were no borrowings outstanding under either of these agreements. Concurrently with entering into such agreements, Capital Markets terminated its then existing revolving credit agreement which would otherwise have terminated on August 19, 1999.

   Capital Markets also has $130 million of money market lines of credit. As of December 31, 1998 and December 31, 1997, $86.8 million and $20.1 million of borrowings were outstanding, respectively, under these lines of credit.

   The financial obligations of Capital Markets are subject to a Support Agreement between Industries and Capital Markets, under which Industries has committed to make payments of interest and principal on Capital Markets' obligations in the event of a failure to pay by Capital Markets. Restrictions in the Support Agreement prohibit recourse on the part of Capital Markets' creditors against the stock and assets of Northern Indiana which are owned by Industries. Under the terms of the Support Agreement, in addition to the cash flow of cash dividends paid to Industries by any of its consolidated subsidiaries, the assets of Industries, other than the stock and assets of Northern Indiana, are available as recourse for the benefit of Capital Markets' creditors. The carrying value of the assets of Industries, other than the assets of Northern Indiana as reflected in the consolidated financial statements of Industries, was approximately $1.3 billion at December 31, 1998.

   IWCR and its subsidiaries have lines of credit with banks aggregating $92.4 million. At December 31, 1998, and December 31, 1997, $84.1 million and $48.9 million were outstanding under these lines of credit, respectively.

   IWC issued Refunding Revenue Bonds, Series 1998, on July 15, 1998, in the amount of $40 million. The proceeds from the Series 1998 Bonds were used to redeem the City of Indianapolis, Indiana 7 7/8% Economic Development Water Facilities Revenue Bonds and the Town of Fishers, Indiana 7 7/8% Economic Development Water Facilities Revenue Bonds. The Series 1998 Bonds bear interest at 5.05% per annum and mature on July 15, 2028. In February 1999, IWC issued $35 million of ten-year medium term notes at a rate of 5.99% and $45 million of twenty-year medium term notes at a rate of 6.61%. The majority of the proceeds will be used to reduce IWC's existing credit facilities and the remaining proceeds will be used for general corporate purposes.

   Utility construction expenditures for 1998, 1997 and 1996 were approximately $245 million, $219 million and $208 million, respectively. Industries' total utility plant investment on December 31, 1998, was $6.6 billion. During recent years, Industries has been able to finance its construction program with internally generated funds and expects to be able to meet future commitments through such funds.

   The Energy Utilities do not anticipate the need to file for retail gas and electric base rate increases in the near future. IWC has agreed to a moratorium on water rate increases until 2002.

   During 1998, Industries' non-utility subsidiaries acquired interests in other properties and investments totaling approximately $43 million.

   On December 18, 1997, Industries and Bay State Gas Company (Bay State) signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State in a stock-for-stock transaction valued at $40 per Bay State share. The transaction is valued at approximately $551 million. Bay State shareholders will have the option of taking up to 50 percent of the total purchase price in cash. The transaction is expected to be completed in early 1999. Capital Markets intends to issue up to $345 million of premium income equity securities, each consisting of a trust preferred security and a purchase contract for Industries' common shares, to pay the cash portion of the consideration payable in the Bay State acquisition and to repay short-term indebtedness incurred in connection with the acquisition.

Market Risk Sensitive Instruments and Positions

   The primary market risks to which Industries is exposed and in connection with which Industries uses market risk sensitive instruments are commodity price risk and interest rate risk.

   Industries engages in price risk management activities related to electricity and natural gas. Price risk arises from fluctuations in energy commodity prices due to changes in supply and demand. Industries actively monitors and limits its exposure to commodity price risk. Industries' price risk management policy allows the use of derivative financial and commodity instruments to reduce (hedge) exposure to price risk of its supply and related purchase and sales commitments of energy, as well as anticipated transactions. As part of this commodity price risk, Industries is exposed to geographic price differentials due primarily to transportation costs and local supply-demand factors. Industries may use basis swaps to hedge a portion of this exposure. For economic reasons or otherwise, Industries does not hedge all of its basis exposure.

   Industries enters into certain sales contracts with customers based upon a fixed sales price and varying volumes which are ultimately dependent upon the customer's supply requirements. Industries utilizes derivative financial instruments to reduce the commodity price risk based on modeling techniques to anticipate these future supply requirements. Industries continues to be exposed to price risk for the difference between the ultimate supply requirements and those modeled.

   Although the Energy Utilities are subject to commodity price risk as part of their traditional operations, the current regulatory framework within which the Energy Utilities operate allows for full collection of fuel and gas costs in rates. Consequently, there is limited commodity price risk after consideration of the related rate-making. However, as the utility industry deregulates, the Energy Utilities will be providing services without the benefit of the traditional rate-making and will therefore be more exposed to commodity price risk.

   Because the commodities covered by Industries' derivative financial and commodity instruments are substantially the same commodities that Industries buys and sells in the physical market, no special correlation studies other than monitoring the degree of convergence between the derivative and cash markets are deemed necessary.

   Industries' daily net commodity position consists of natural gas inventories, commodity purchase and sales contracts and derivative financial and commodity instruments. The fair value of such positions is a summation of the fair values calculated for each commodity by valuing each net position at quotes from exchanges and over-the-counter markets and includes location differentials. Based on Industries' net commodity position at fair value at December 31, 1998, a 10% adverse movement in electric and natural gas market prices would have reduced net income by approximately $0.4 million. However, any such movements in prices are not indicative of actual results and are subject to change.

   Industries utilizes long-term debt as a primary source of capital in its business. A significant portion of Industries' long-term debt consists of medium-term notes. In addition, the Utilities utilize longer term fixed price debt instruments which have been and will be refinanced at lower interest rates if Industries deems it to be economical. Refer to Consolidated Statement of Long-term Debt for detailed information related to Industries' long-term debt outstanding and "Fair Value of Financial Instruments" in Notes to Consolidated Financial Statements for current market valuation of long-term debt. Refer to Summary of "Significant Accounting Policies-Hedging Activities" in Notes to Consolidated Financial Statements for further discussion of Industries' hedging policies.

Year 2000 Costs

   Risks. Year 2000 issues address the ability of electronic processing equipment to process date sensitive information and recognize the last two digits of a date as occurring in or after the year 2000. Any failure in one of Industries' systems may result in material operational and financial risks. Possible scenarios include a system failure in one Industries' generating plants, an operating disruption or delay in transmission or distribution, or an inability to interconnect with the systems of other utilities. In addition, while Industries currently anticipates that its own mission-critical systems will be year 2000 compliant in a timely fashion, it cannot guarantee the compliance of systems operated by other companies upon which it depends. For example, the ability of an electric company to provide electricity to its customers depends upon a regional electric transmission grid, which connects the systems of neighboring utilities to support the reliability of electric power within the region. If one company's system is not year 2000 compliant, then a failure could affect the reliability of all providers within the grid, including Industries. Similarly, Industries' gas operations depend on natural gas pipelines that it does not own or control, and any non-compliance by a company owning or controlling those pipelines may affect Industries' ability to provide gas to its customers. Failure to achieve year 2000 readiness could have a material adverse affect on Industries' results of operations, financial position and cash flows.

   Industries is continuing its program to address risks associated with the year 2000. Industries' year 2000 program focuses on both its information technology (IT) and non-IT systems, and Industries has been making substantial progress in preparing these systems for proper functioning in the year 2000.

   State of Readiness. Industries' year 2000 program consists of four phases: inventory (identifying systems potentially affected by the year 2000), assessment (testing identified systems), remediations (correcting or replacing non-compliant systems) and validation (evaluating and testing remediated systems to confirm compliance). By second quarter 1997, Industries had completed the inventory and assessment phases for all of its mission-critical IT systems. Industries also has completed the remediation and validation phases for four of its six major IT components. The remediation and validation phases for the remaining two components are expected to be completed within the next few months, so that Industries expects to conclude the year 2000 program for its mission-critical systems by first quarter 1999. Industries has completed the inventory and assessment phases for all of its non-IT mission-critical systems. Industries has scheduled remediation (including replacement) and validation for its non-IT mission-critical systems throughout 1999. Industries expects to substantially complete its mission-critical year 2000 efforts by June 30, 1999, and to conclude the year 2000 program in the fourth quarter 1999.

   Because Industries depends on outside suppliers and vendors with similar year 2000 issues, Industries is assessing the ability of those suppliers and vendors to provide it with an uninterrupted supply of goods and services. Industries has contacted its critical vendors and suppliers in order to investigate their year 2000 efforts. In addition, Industries is working with electricity and gas industry groups such as North American Electric

Reliability Council, Electric Power Research Institute, and the American Gas Association to discuss and evaluate the potential impact of year 2000 problems upon the electric grid systems and pipeline networks that interconnect within each of those industries.

   Costs. Industries currently estimates that the total cost of its year 2000 program will be between $17 million and $26 million. These costs have been, and will continue to be, funded from operations. Costs related to the maintenance or modification of Industries' existing systems are expensed as incurred. Costs related to the acquisition of replacement systems are capitalized in accordance with Industries' accounting policies. Industries does not anticipate these costs to have a material impact on its results of operations.

   Contingency Plans. Industries currently is in the process of structuring its contingency plans to address the possibility that any mission-critical system upon which it depends, including those controlled by outside parties, will be non-compliant. This includes identifying alternate suppliers and vendors, conducting staff training and developing communication plans. In addition, Industries is evaluating both its ability to maintain or restore service in the event of a power failure or operating disruption or delay, and its limited ability to mitigate the effects of a network failure by isolating its own network from the non-compliant segments of the greater network. Industries expects to complete these contingency plans during the second quarter of 1999; however, the contingency plans will be under review during the third and fourth quarters of 1999.

Competition and Regulatory Changes

   The regulatory frameworks applicable to the Energy Utilities, at both the state and federal levels, are in the midst of a period of fundamental change. These changes have and will continue to impact the operation, structure and profitability of Industries. At the same time, competition within the electric and gas industries will create opportunities for Industries' subsidiaries to compete for new customers and revenues. Industries' management has taken steps to make the company more competitive and profitable in this changing environment, including partnering on energy projects with major industrial customers, converting some of its generating units to allow use of lower cost, low sulfur coal, providing its gas customers with increased customer choice for new products and services throughout Northern Indiana's service territory, and establishing subsidiaries which provide gas and develop new energy-related products for residential, commercial and industrial customers.

   The Electric Industry. At the Federal level, FERC issued Order No. 888-A in 1996 which required all public utilities owning, controlling or operating transmission lines to file non-discriminatory open-access tariffs and offer wholesale electricity suppliers and marketers the same transmission service they provide themselves. In 1997, FERC approved Northern Indiana's open-access transmission tariff. Although wholesale customers currently represent a small portion of Northern Indiana's electricity sales, Northern Indiana intends to continue its efforts to retain and add wholesale customers by offering competitive rates and also intends to expand the customer base for which it provides transmission services.

   At the state level, Industries announced in 1997 that if consensus could be reached regarding electric utility restructuring legislation, Industries would support a restructuring bill during the 1999 session of the Indiana General Assembly. During 1998, Northern Indiana held discussions with the other investor-owned utilities in Indiana regarding the technical and economic aspects of possible legislation leading to greater customer choice. A consensus was not reached. Therefore, Industries does not anticipate that it will be supporting any legislation regarding electric restructuring during the 1999 session of the Indiana General Assembly. However, during 1999, Northern Indiana anticipates continued discussions with all segments of the Indiana electric industry in an attempt to reach a consensus on electric restructuring legislation for introduction during the 2000 Session of the Indiana General Assembly.

   The Gas Industry. At the Federal level, gas industry deregulation began in the mid 1980s when FERC required interstate pipelines to provide nondiscriminatory transportation services pursuant to unbundled rates. This regulatory change permitted large industrial and commercial customers to purchase their gas supplies either from the Energy Utilities or directly from competing producers and marketers which would then use the Energy

Utilities' facilities to transport the gas. More recently, the focus of deregulation in the gas industry has shifted to the states.

   At the state level, the Indiana Utility Regulatory (Commission) approved in 1997 Northern Indiana's Alternative Regulatory Plan (ARP) which implemented new rates and services that included, among other things, unbundling of services for additional customer classes (primarily residential and commercial users), negotiated services and prices, a gas cost incentive mechanism and a price protection program. The gas cost incentive mechanism allows Northern Indiana to share any cost savings or cost increases with its customers based upon a comparison of Northern Indiana's actual gas supply portfolio cost to a market-based benchmark price. Phase I of Northern Indiana's Customer Choice Pilot Program will end March 31, 1999. This pilot program offered a limited number of residential and commercial customers within the South Bend metropolitan area the right to choose alternative gas suppliers. Phase II of Northern Indiana's Customer Choice Pilot Program will commence April 1, 1999 and continue for a one-year period. During this phase, Northern Indiana plans to offer customer choice to a significantly expanded eligible customer base throughout its gas service territory. The Commission order allows Industries' natural gas marketing subsidiary to participate as a supplier of choice to Northern Indiana customers. In addition, as Northern Indiana has allowed residential and commercial customers to designate alternative gas suppliers, it has also offered new services to all classes of customers including, but not limited to, price protection, negotiated sales and services, gas lending and parking, and new storage services.

   To date, the Energy Utilities have not been materially affected by competition and management does not foresee substantial adverse affects in the near future unless the current regulatory structure is substantially altered. Industries believes the steps that it has taken to deal with increased competition has had and will continue to have significant positive effects in the next few years.

Impact of Accounting Standards

   Refer to "Summary of Significant Accounting Policies--Impact of Accounting Standards" in the Notes to Consolidated Financial Statements for information regarding certain accounting standard issues.

Forward Looking Statements

   This report contains forward looking statements within the meaning of the securities laws. Forward looking statements include terms such as "may," "will," "expect," "believe," "plan" and other similar terms. Industries cautions that, while it believes such statements to be based on reasonable assumptions and makes such statements in good faith, there can be no assurance that the actual results will not differ materially from such assumptions or that the expectations set forth in the forward looking statements derived from such assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to, weather, the federal and state regulatory environment, year 2000 issues, the economic climate, regional, commercial, industrial and residential growth in the service territories served by Industries' subsidiaries, customers' usage patterns and preferences, the speed and degree to which competition enters the utility industry, the timing and extent of changes in commodity prices, changing conditions in the capital and equity markets and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Industries.

                            NIPSCO INDUSTRIES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                  Year Ended December 31,
                                            -----------------------------------
                                               1998        1997        1996
                                            ----------- ----------- -----------
                                             (Dollars in thousands, except per
                                                      share amounts)
Operating Revenues:
  Gas...................................... $   637,098 $   807,239 $   799,395
  Electric.................................   1,429,986   1,186,331   1,022,231
  Water....................................      83,979      60,743         --
  Products and Services....................     781,715     532,228     166,322
                                            ----------- ----------- -----------
                                              2,932,778   2,586,541   1,987,948
                                            ----------- ----------- -----------
Cost of Sales:
  Gas costs................................     357,939     495,287     483,777
  Fuel for electric generation.............     250,649     238,548     233,215
  Power purchased..........................     412,949     205,031      53,751
  Products and Services....................     670,830     436,748     101,240
                                            ----------- ----------- -----------
                                              1,692,367   1,375,614     871,983
                                            ----------- ----------- -----------
Operating Margin...........................   1,240,411   1,210,927   1,115,965
                                            ----------- ----------- -----------
Operating Expenses and Taxes (except
 income):
  Operation................................     399,594     390,253     346,059
  Maintenance..............................      74,630      76,552      74,101
  Depreciation and amortization............     256,474     249,804     233,993
  Taxes (except income)....................      88,207      83,765      75,504
                                            ----------- ----------- -----------
                                                818,905     800,374     729,657
                                            ----------- ----------- -----------
Operating Income...........................     421,506     410,553     386,308
                                            ----------- ----------- -----------
Other Income (Deductions)..................      10,584      15,768      11,241
                                            ----------- ----------- -----------
Interest and Other Charges:
  Interest on long-term debt...............     111,420     102,842      84,255
  Other interest...........................      12,794      13,047      16,863
  Amortization of premium, reacquisition
   premium, discount and expense on debt,
   net.....................................       4,590       4,718       4,605
  Dividend requirements on preferred stocks
   of subsidiaries.........................       8,538       8,691       8,712
                                            ----------- ----------- -----------
                                                137,342     129,298     114,435
                                            ----------- ----------- -----------
Income before income taxes.................     294,748     297,023     283,114
                                            ----------- ----------- -----------
Income Taxes...............................     100,862     106,174     106,380
                                            ----------- ----------- -----------
Net Income.................................     193,886     190,849     176,734
                                            ----------- ----------- -----------
Dividend requirements on preferred shares..         --          --          119
                                            ----------- ----------- -----------
Balance available for common shareholders.. $   193,886 $   190,849 $   176,615
                                            =========== =========== ===========
Average common shares outstanding--basic... 120,778,077 123,849,126 122,381,500
Basic earnings per average common share.... $      1.60 $      1.54 $      1.44
                                            =========== =========== ===========
Diluted earnings per average common share.. $      1.59 $      1.53 $      1.43
                                            =========== =========== ===========
Dividends declared per common share........ $     0.975 $     0.915 $     0.855
                                            =========== =========== ===========

  The accompanying notes to consolidated financial statements are an integral part of this statement.

                            NIPSCO INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              December 31,
                                                         -----------------------
                                                            1998        1997
                                                         ----------- -----------
                                                          (Dollars in thousands)
Assets
Property, Plant and Equipment:
Utility Plant (including construction work in progress
 of $197,112 and $188,710, respectively):
 Electric..............................................  $ 4,154,060 $ 4,066,568
 Gas...................................................    1,447,945   1,395,140
 Water.................................................      663,355     603,013
 Common................................................      364,822     351,350
                                                         ----------- -----------
                                                           6,630,182   6,416,071
 Less--Accumulated provision for depreciation and
  amortization.........................................    2,968,078   2,759,945
                                                         ----------- -----------
 Total utility plant...................................    3,662,104   3,656,126
                                                         ----------- -----------
Other property, at cost, less accumulated provision for
 depreciation..........................................       86,565      96,028
                                                         ----------- -----------
      Total Property, Plant and Equipment..............    3,748,669   3,752,154
                                                         ----------- -----------
Investments:
 Investments, at equity................................      111,340      82,855
 Investments, at cost..................................       41,609      31,771
 Other investments.....................................       28,702      24,499
                                                         ----------- -----------
      Total Investments................................      181,651     139,125
                                                         ----------- -----------
Current Assets:
 Cash and cash equivalents.............................       60,848      30,780
 Accounts receivable, less reserve of $8,984 and
  $5,887, respectively.................................      261,971     231,580
 Other receivables.....................................       31,780     107,231
 Fuel adjustment clause................................          --        2,679
 Gas cost adjustment clause............................       45,738      89,991
 Materials and supplies, at average cost...............       62,818      60,085
 Electric production fuel, at average cost.............       32,402      18,837
 Natural gas in storage................................       69,640      61,436
 Prepayments and other.................................       41,670      28,089
                                                         ----------- -----------
      Total current assets.............................      606,867     630,708
                                                         ----------- -----------
Other Assets:
 Regulatory assets.....................................      209,059     211,513
 Intangible assets, less accumulated provision for
  amortization.........................................       65,039      68,175
 Prepayments and other.................................      175,218     135,358
                                                         ----------- -----------
      Total other assets...............................      449,316     415,046
                                                         ----------- -----------
                                                          $4,986,503 $ 4,937,033
                                                         =========== ===========
Capitalization and Liabilities
Capitalization:
 Common shareholders' equity...........................  $ 1,149,708 $ 1,264,788
 Preferred stocks--
   Northern Indiana Public Service Company:
     Series without mandatory redemption provisions....       81,116      81,123
     Series with mandatory redemption provisions.......       56,435      58,841
   Indianapolis Water Company:
     Series without mandatory redemption provisions....        4,497       4,497
   Long-term debt, excluding amounts due within one
    year...............................................    1,667,965   1,667,925
                                                         ----------- -----------
      Total capitalization.............................    2,959,721   3,077,174
                                                         ----------- -----------
Current Liabilities:
 Current portion of long-term debt.....................        6,790      54,621
 Short-term borrowings.................................      411,040     212,639
 Accounts payable......................................      251,399     226,751
 Dividends declared on common and preferred stocks.....       31,072      30,784
 Customer deposits.....................................       22,199      22,091
 Taxes accrued.........................................       44,939      77,573
 Interest accrued......................................       21,202      19,124
 Fuel adjustment clause................................        6,279         --
 Accrued employment costs..............................       52,121      58,799
 Other accruals........................................       39,022      47,930
                                                         ----------- -----------
      Total current liabilities........................      886,063     750,312
                                                         ----------- -----------
Other:
 Deferred income taxes.................................      667,167     651,815
 Deferred investment tax credits, being amortized over
  life of related property.............................       98,177     105,538
 Deferred credits......................................       68,046      73,715
 Customer advances and contributions in aid of
  construction.........................................      118,778     110,145
 Accrued liability for postretirement benefits.........      143,870     132,919
 Other noncurrent liabilities..........................       44,681      35,415
                                                         ----------- -----------
      Total other......................................    1,140,719   1,109,547
                                                         ----------- -----------
Commitments and Contingencies (see notes)
                                                          $4,986,503 $ 4,937,033
                                                         =========== ===========

  The accompanying notes to consolidated financial statements are an integral part of this statement.

                            NIPSCO INDUSTRIES, INC.

                    CONSOLIDATED STATEMENT OF CAPITALIZATION

                                                     December 31,
                                           ----------------------------------
                                                 1998              1997
                                           ----------------  ----------------
                                                (Dollars in thousands)
Common shareholders' equity............... $1,149,708  38.8% $1,264,788  41.1%
                                           ----------        ----------
Preferred Stocks, which are redeemable
 solely at option of issuer:
  Northern Indiana Public Service
   Company--
    Cumulative preferred stock--$100 par
     value--
      4 1/4% series--209,051 and 209,118
       shares outstanding, respectively...     20,905            20,912
      4 1/2% series--79,996 shares
       outstanding........................      8,000             8,000
      4.22% series--106,198 shares
       outstanding........................     10,620            10,620
      4.88% series--100,000 shares
       outstanding........................     10,000            10,000
      7.44% series--41,890 shares
       outstanding........................      4,189             4,189
      7.50% series--34,842 shares
       outstanding........................      3,484             3,484
      Premium on preferred stock..........        254               254
    Cumulative preferred stock--no par
     value--
      Adjustable Rate Series A (stated
       value--$50 per share), 473,285
       shares outstanding.................     23,664            23,664
                                           ----------        ----------
                                               81,116   2.7%     81,123   2.6%
                                           ----------        ----------
Redeemable Preferred Stocks, subject to
 mandatory redemption requirements or
 whose redemption is outside the control
 of issuer:
  Northern Indiana Public Service
   Company--
    Cumulative preferred stock--$100 par
     value--
      8.85% series--50,000 and 62,500
       shares outstanding, respectively...      5,000             6,250
      7 3/4% series--33,352 and 38,906
       shares outstanding, respectively...      3,335             3,891
      8.35% series--51,000 and 57,000
       shares outstanding, respectively...      5,100             5,700
    Cumulative preferred stock--no par
     value--
      6.50% series--430,000 shares
       outstanding........................     43,000            43,000
                                           ----------        ----------
                                               56,435   1.9%     58,841   1.9%
                                           ----------        ----------
  Indianapolis Water Company--
    Cumulative preferred stock--$100 par
     value--
      4 1/2% Series
        44,966 shares outstanding.........      4,497   0.2%      4,497   0.2%
                                           ----------        ----------
Long-term debt............................  1,667,965  56.4%  1,667,925  54.2%
                                           ---------- -----  ---------- -----
        Total capitalization.............. $2,959,721 100.0% $3,077,174 100.0%
                                           ========== =====  ========== =====

  The accompanying notes to consolidated financial statements are an integral part of this statement.

                            NIPSCO INDUSTRIES, INC.

                    CONSOLIDATED STATEMENT OF LONG-TERM DEBT

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
                                                       (Dollars in thousands)
Northern Indiana Public Service Company:
 First mortgage bonds--
   Series T, 7 1/2% --due April 1, 2002.............. $    39,000  $    39,500
   Series NN, 7.10% --due July 1, 2017...............      55,000       55,000
                                                      -----------  -----------
     Total...........................................      94,000       94,500
                                                      -----------  -----------
 Pollution control notes and bonds--
   Series A note--City of Michigan City--
    5.70% due October 1, 2003........................      16,500       18,000
   Series 1988 Bonds--Jasper County--Series A, B and
    C
    3.05% weighted average at December 31, 1998, due
    November 1, 2016.................................     130,000      130,000
   Series 1988 Bonds--Jasper County--Series D
    3.13% weighted average at December 31, 1998, due
    November 1, 2007.................................      24,000       24,000
   Series 1994 Bonds--Jasper County--Series A
    5.15% at December 31, 1998, due August 1, 2010...      10,000       10,000
   Series 1994 Bonds--Jasper County--Series B
    5.15% at December 31, 1998, due June 1, 2013.....      18,000       18,000
   Series 1994 Bonds--Jasper County--Series C
    5.15% at December 31, 1998, due April 1, 2019....      41,000       41,000
                                                      -----------  -----------
     Total...........................................     239,500      241,000
                                                      -----------  -----------
 Medium-term notes--
   Issued at interest rates between 6.10% and 7.69%,
    with a weighted average interest rate of 7.00%
    and various maturities between March 20, 2000 and
    August 4, 2027...................................     748,025      748,025
                                                      -----------  -----------
 Unamortized premium and discount on long-term debt,
  net................................................      (3,567)      (4,029)
                                                      -----------  -----------
     Total long-term debt of Northern Indiana Public
      Service Company................................   1,077,958    1,079,496
                                                      -----------  -----------
Indianapolis Water Company:
 First mortgage bonds--
   Series 5.20%--due May 1, 2001.....................      11,600       11,600
   Series 8.00%--due December 15, 2001...............       3,000        3,000
   Series 7 7/8%--due March 1, 2019..................         --        40,000
   Series 9.83%--due June 15, 2019...................       5,000        5,000
   Series 6.10%--due December 1, 2022................       5,000        5,000
   Series 8.19%--due December 1, 2022................      10,000       10,000
   Series 5.85%--due September 1, 2025...............      18,000       18,000
   Series 5.05%--due July 15, 2028...................      40,000          --
                                                      -----------  -----------
     Total long-term debt of Indianapolis Water
      Company........................................      92,600       92,600
                                                      -----------  -----------
IWC Resources Corporation:
 Senior Note Payable--6.31% due March 15, 2001.......      14,000       14,000
 Variable Bank Loan--6.62% due August 7, 2003........       5,600        5,600
                                                      -----------  -----------
     Total long-term debt of IWC Resources
      Corporation....................................      19,600       19,600
                                                      -----------  -----------
NIPSCO Capital Markets, Inc.:
 Subordinated Debentures--Series A, 7 3/4%, due
  March 31, 2026.....................................      75,000       75,000
 Senior Notes Payable--6.78%, due December 1, 2027...      75,000       75,000
 Medium-term notes--
   Issued at interest rates between 7.38% and 7.99%,
    with a weighted average interest rate of 7.66%
    and various maturities between April 1, 2004 and
    May 5, 2027......................................     300,000      300,000
                                                      -----------  -----------
     Total long-term debt of NIPSCO Capital Markets,
      Inc............................................     450,000      450,000
                                                      -----------  -----------
NIPSCO Development Company, Inc.:
 Lake Erie Land Company--Notes Payable--9.00%--due
  July 7, 2004.......................................       2,533        2,637
 NDC Douglas Properties, Inc.--Notes Payable--
   Interest rates between 6.72% and 8.38% with a
    weighted average interest rate of 7.87% and
    maturities through January 1, 2008...............      25,274       23,592
                                                      -----------  -----------
     Total long-term debt of NIPSCO Development
      Company, Inc...................................      27,807       26,229
                                                      -----------  -----------
     Total long-term debt, excluding amounts due
      within one year................................ $ 1,667,965  $ 1,667,925
                                                      ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of this statement.

                            NIPSCO INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
                                                (Dollars in thousands)
Cash flows from operating activities:
  Net income............................  $   193,886  $   190,849  $   176,734
Adjustments to reconcile net income to
 net cash:
  Depreciation and amortization.........      256,474      249,804      233,993
  Deferred federal and state operating
   income taxes, net....................      (21,941)      (1,649)      21,126
  Deferred investment tax credits, net..       (7,361)      (7,376)      (7,408)
  Advance contract payment..............        1,900        1,900      (17,100)
  Change in certain assets and
   liabilities--*
    Accounts receivable, net............      (21,137)     (37,369)     (45,037)
    Other receivables...................       75,451      (65,047)     (30,778)
    Electric production fuel............      (13,565)       7,646      (12,225)
    Natural gas in storage..............       (8,204)       3,657       (4,209)
    Accounts payable....................       19,785      (18,567)      81,013
    Taxes accrued.......................       (9,833)       3,389       17,002
    Fuel adjustment clause..............        8,958        6,470        1,152
    Gas cost adjustment clause..........       44,253       10,223      (98,791)
    Accrued employment costs............       (6,678)      12,135       (2,509)
    Other accruals......................      (11,641)      11,994      (13,503)
  Other, net............................      (16,215)      66,498        5,971
                                          -----------  -----------  -----------
      Net cash provided by operating
       activities.......................      484,132      434,557      305,431
                                          -----------  -----------  -----------
Cash flows provided by (used in)
 investing activities:
  Utility construction expenditures.....     (245,825)    (218,931)    (207,881)
  Acquisition of IWC Resources, net of
   cash acquired........................          --      (288,932)         --
  Proceeds from disposition of assets...       12,588       35,993       11,049
  Proceeds from settlement of
   litigation...........................          --        41,069          --
  Other, net............................      (57,638)     (66,561)     (22,689)
                                          -----------  -----------  -----------
      Net cash used in investing
       activities.......................     (290,875)    (497,362)    (219,521)
                                          -----------  -----------  -----------
Cash flows provided by (used in)
 financing activities:
  Issuance of long-term debt............       47,380      658,232       78,366
  Issuance of short-term debt...........    2,512,640    1,029,508    1,582,210
  Net change in commercial paper........      105,200     (224,645)     191,705
  Retirement of long-term debt..........      (95,631)    (324,604)     (89,792)
  Retirement of short-term debt.........   (2,420,822)  (1,042,224)  (1,609,734)
  Retirement of preferred shares........       (2,413)      (2,408)     (37,604)
  Issuance of common shares.............       10,356      218,566        5,716
  Acquisition of treasury shares........     (203,976)    (133,073)    (105,498)
  Cash dividends paid on common shares..     (116,386)    (111,593)    (103,190)
  Cash dividends paid on preferred
   shares...............................          --           --          (766)
  Other, net............................          463         (507)         514
                                          -----------  -----------  -----------
      Net cash provided by (used in)
       financing activities.............     (163,189)      67,252      (88,073)
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................       30,068        4,447       (2,163)
Cash and cash equivalents at beginning
 of period..............................       30,780       26,333       28,496
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $    60,848  $    30,780  $    26,333
                                          ===========  ===========  ===========

--------
*Net of effect from purchase of IWC Resources Corporation.

  The accompanying notes to consolidated financial statements are an integral part of this statement.

                            NIPSCO INDUSTRIES, INC.

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                                           Additional                      Accum.
                        Common  Treasury    Paid-In   Retained           Other Comp.              Comp.      Common
                        Shares   Shares     Capital   Earnings   Other     Income      Total      Income     Shares
                       -------- ---------  ---------- --------  -------  ----------- ----------  --------  -----------
                                                               (Dollars in Thousands)
Balance, January 1,
1996.................  $870,930 $(293,223)  $32,210   $518,837  $(6,278)   $  (261)  $1,122,215            147,784,218
                       -------- ---------   -------   --------  -------    -------   ----------  --------  -----------
Comprehensive Income
 Net income..........                                  176,734                          176,734   176,734
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $691)....                                                        1,079        1,079     1,079
     Realized........                                                          --           --        --
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......                                                        1,790        1,790     1,790
     Realized........                                                          --           --        --
Total Comprehensive
Income...............                                                                            $179,603
                                                                                                 ========
Dividends:
 Preferred shares....                                     (119)                            (119)
 Common shares.......                                 (103,981)                        (103,981)
Treasury shares
acquired.............            (105,498)      --                                     (105,498)
Issued:
 Employee stock
 purchase plan.......                 329       454                                         783
 Long-term incentive
 plan................               5,397       186                (572)                  5,011
Amortization of
unearned
compensation.........                                             2,570                   2,570
Other................                            18       (101)                             (83)
                       -------- ---------   -------   --------  -------    -------   ----------            -----------
Balance, December 31,
1996.................  $870,930 $(392,995)  $32,868   $591,370  $(4,280)   $ 2,608   $1,100,501            147,784,218
                       ======== =========   =======   ========  =======    =======   ==========            ===========
Comprehensive Income
 Net income..........                                  190,849                          190,849  $190,849
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $1,033)..                                                        1,689        1,689     1,689
     Realized........                                                          --           --        --
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......                                                       (1,430)      (1,430)   (1,430)
     Realized........                                                          --           --        --
Total Comprehensive
Income...............                                                                            $191,108
                                                                                                 ========
Dividends:
 Preferred shares....
 Common shares.......                                 (114,303)                        (114,303)
Treasury shares
acquired.............            (133,073)        1                                    (133,072)
Issued:
 Employee stock
 purchase plan.......                 273       424                                         697
 Long-term incentive
 plan................               5,329       116                (443)                  5,002
 IWC Resources
 Corporation
 acquisition.........             152,405    55,007                                     207,412
 Acquisition of
 minority interest...               4,118     1,351                                       5,469
Amortization of
unearned
compensation.........                                             2,099                   2,099
Other................                             1       (126)                            (125)
                       -------- ---------   -------   --------  -------    -------   ----------            -----------
Balance, December 31,
1997.................  $870,930 $(363,943)  $89,768   $667,790  $(2,624)   $ 2,867   $1,264,788            147,784,218
                       ======== =========   =======   ========  =======    =======   ==========            ===========
                        Treasury
                         Shares
                       ------------
Balance, January 1,
1996.................  (23,025,026)
                       ------------
Comprehensive Income
 Net income..........
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $691)....
     Realized........
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......
     Realized........
Total Comprehensive
Income...............
Dividends:
 Preferred shares....
 Common shares.......
Treasury shares
acquired.............   (5,587,208)
Issued:
 Employee stock
 purchase plan.......       41,338
 Long-term incentive
 plan................      398,000
Amortization of
unearned
compensation.........
Other................
                       ------------
Balance, December 31,
1996.................  (28,172,896)
                       ============
Comprehensive Income
 Net income..........
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $1,033)..
     Realized........
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......
     Realized........
Total Comprehensive
Income...............
Dividends:
 Preferred shares....
 Common shares.......   (6,536,928)
Treasury shares
acquired.............
Issued:
 Employee stock
 purchase plan.......       34,376
 Long-term incentive
 plan................      353,066
 IWC Resources
 Corporation
 acquisition.........   10,580,764
 Acquisition of
 minority interest...      270,064
Amortization of
unearned
compensation.........
Other................
                       ------------
Balance, December 31,
1997.................  (23,471,554)
                       ============

                            NIPSCO INDUSTRIES, INC.

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                                           Additional                      Accum.
                        Common  Treasury    Paid-In   Retained           Other Comp.              Comp.      Common
                        Shares   Shares     Capital   Earnings   Other     Income      Total      Income     Shares
                       -------- ---------  ---------- --------  -------  ----------- ----------  --------  -----------
                                                               (Dollars in Thousands)
Balance, December 31,
1997.................  $870,930 $(363,943)  $89,768   $667,790  $(2,624)   $2,867    $1,264,788            147,784,218
                       ======== =========   =======   ========  =======    ======    ==========            ===========
Comprehensive Income.
 Net income..........                                  193,886                          193,886   193,886
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $873)....                                                       1,429         1,429     1,429
     Realized gain
     (net of income
     tax of $1,340)..                                                      (2,195)       (2,195)   (2,195)
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......                                                      (1,157)       (1,157)   (1,157)
     Realized........                                                         186           186       186
Total Comprehensive
Income...............                                                                            $192,149
                                                                                                 ========
Dividends:
 Preferred shares....
 Common shares.......                                 (116,596)                        (116,596)
Treasury shares
acquired.............            (203,976)        2                                    (203,974)
Issued:
 Employee stock
 purchase plan.......                 341       889                                       1,230
 Long-term incentive
 plan................               8,551       575              (1,084)                  8,042
Amortization of
unearned
compensation.........                                             1,893                   1,893
Other................                         2,947       (771)                           2,176
                       -------- ---------   -------   --------  -------    ------    ----------            -----------
Balance, December 31,
1998.................  $870,930 $(559,027)  $94,181   $744,309  $(1,815)   $1,130    $1,149,708            147,784,218
                       ======== =========   =======   ========  =======    ======    ==========            ===========
                        Treasury
                         Shares
                       ------------
Balance, December 31,
1997.................  (23,471,554)
                       ============
Comprehensive Income.
 Net income..........
 Other comprehensive
 income, net of tax:
   Gain/loss on
   available for sale
   securities:
     Unrealized gain
     (net of income
     tax of $873)....
     Realized gain
     (net of income
     tax of $1,340)..
   Gain (loss) on
   foreign currency
   translation:
     Unrealized......
     Realized........
Total Comprehensive
Income...............
Dividends:
 Preferred shares....
 Common shares.......
Treasury shares
acquired.............   (7,309,906)
Issued:
 Employee stock
 purchase plan.......       42,796
 Long-term incentive
 plan................      485,144
Amortization of
unearned
compensation.........
Other................
                       ------------
Balance, December 31,
1998.................  (30,253,520)
                       ============

                            NIPSCO INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Holding Company Structure

   NIPSCO Industries, Inc. (Industries) is an energy/utility-based holding company providing electric energy, natural gas and water to the public through its seven wholly-owned regulated subsidiaries (Utilities): Northern Indiana Public Service Company (Northern Indiana); Kokomo Gas and Fuel Company (Kokomo
Gas); Northern Indiana Fuel and Light Company, Inc. (NIFL); Crossroads Pipeline Company (Crossroads); Indianapolis Water Company (IWC); Harbour Water Corporation (Harbour) and Liberty Water Company (Liberty). Industries' regulated gas and electric subsidiaries (Northern Indiana, Kokomo Gas, NIFL and Crossroads) are referred to as "Energy Utilities"; and its regulated water subsidiaries (IWC, Harbour and Liberty) are referred to as "Water Utilities."

   Industries also provides non-regulated energy/utility-related services including gas marketing, power generation, gas transmission, supply and storage, installation, repair and maintenance of underground pipelines, utility line locating and marking, and related products targeted at customer segments principally through the following wholly-owned subsidiaries: NIPSCO Development Company, Inc. (Development), NI Energy Services, Inc. (Services), Primary Energy, Inc. (Primary), Miller Pipeline Corporation (Miller), and SM&P Utility Resources, Inc. (SM&P). These non-regulated subsidiaries are referred to collectively as "Products and Services." NIPSCO Capital Markets, Inc. (Capital Markets) handles financing requirements for certain subsidiaries of Industries other than Northern Indiana.

   On March 25, 1997 Industries acquired IWC Resources Corporation (IWCR). Industries' results of operations include twelve months of operating results from IWCR for the period ended December 31, 1998 and nine months for the period ended December 31, 1997.

   On December 18, 1997, Industries and Bay State Gas Company signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State Gas Company in a stock-for-stock transaction. Refer to Purchase of Bay State Gas Company below for a more detailed discussion of the proposed acquisition.

Summary of Significant Accounting Policies

 Basis of Presentation

   The consolidated financial statements include the accounts of majority-owned subsidiaries of Industries after the elimination of significant intercompany accounts and transactions. Investments for which Industries has at least a 20% interest and certain joint ventures are accounted for under the equity method. Investments with less than a 20% interest are accounted for under the cost method. Certain reclassifications were made to conform the prior years' financial statements to the current presentation.


 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Operating Revenues

   Utility revenues are recorded based on estimated service rendered, but are billed to customers monthly on a cycle basis. Electric and gas marketing revenues are recognized as the related commodity is delivered to customers. Construction revenues are recognized on the percentage of completion method whereby revenues are recognized in proportion to costs incurred over the life of each project. Industries records provisions for losses on construction contracts, if any, in the period in which such losses become probable.

                            NIPSCO INDUSTRIES, INC.

 Depreciation and Maintenance

   The Utilities provide depreciation on a straight-line method over the remaining service lives of the electric, gas, water and common properties. The approximate weighted average remaining lives for major components of electric, gas, and water plant are as follows:

      Electric
        Electric generation plant...................................... 24 years
        Transmission plant............................................. 26 years
        Distribution plant............................................. 25 years
        Other electric plant........................................... 24 years
      Gas:
        Gas storage plant.............................................. 18 years
        Transmission plant............................................. 34 years
        Distribution plant............................................. 27 years
        Other gas plant................................................ 24 years
      Water:
        Water source and treatment plant............................... 34 years
        Distribution plant............................................. 68 years
        Other water plant.............................................. 13 years

   The depreciation provision for electric utility plant, as a percentage of the original cost, was 3.7% for 1998, 3.6% for 1997 and 3.7% for 1996.

   The depreciation provision for gas utility plant, as a percentage of the original cost, was 5.1% for 1998 and 1997, and 5.0% for 1996.

   The depreciation provision for water utility plant, as a percentage of the original cost, was 2.1% for 1998 and 1997.

   The Utilities follow the practice of charging maintenance and repairs, including the cost of removal of minor items of property, to maintenance expense accounts, except for repairs of transportation and service equipment which are charged to clearing accounts and redistributed to operating expense and other accounts. When property which represents a retired unit is replaced or removed, the cost of such property is credited to utility plant, and such cost, together with the cost of removal less salvage, is charged to the accumulated provision for depreciation.

 Amortization of Software Costs

   Industries has capitalized software relating to various technology functions. At the date of installation, Industries estimates that the specific software will have a useful life between five and ten years. The Federal Energy Regulatory Commission (FERC) prescribes certain amortization periods, and Industries' management has determined that, on average, these are reasonable useful life estimates for the portfolio of capitalized software. The Energy Utilities include these amortization estimates, based on useful life, in their quarterly filings with the Indiana Utility Regulatory Commission (Commission).

 Plant Acquisition Adjustments

   Utility plant includes amounts representing the excess of purchase price over underlying book values associated with the acquisitions of Kokomo Gas, NIFL, IWC and Harbour. These amounts are $185.4 million and $197.7 million at December 31, 1998 and December 31, 1997, respectively, and are being amortized over a forty-year period from the respective dates of acquisition.

                            NIPSCO INDUSTRIES, INC.

 Intangible Assets

   The excess of cost over the fair value of the net assets of non-utility subsidiaries acquired is reported as goodwill and is being amortized on a straight-line basis over a weighted average period of 34 years. Other intangible assets approximating $7.7 million are being amortized over a period of eight years. Industries assesses the recoverability of its intangible assets on a periodic basis to confirm that expected future cash flows will be sufficient to support the recorded intangible assets. Accumulated amortization of intangibles at December 31, 1998 and December 31, 1997 was approximately $4.6 million and $1.1 million, respectively.

 Coal Reserves

   Northern Indiana has a long-term mining contract to mine its coal reserves through the year 2001. The costs of these reserves are being recovered through the rate-making process as such coal reserves are used to produce electricity.

 Power Purchased

   Power purchases and net interchange power with other electric utilities under interconnection agreements and wholesale power purchases are included in Cost of Sales under the caption "Power purchased."

 Accounts Receivable

   At December 31, 1998, Northern Indiana had sold $100 million of its accounts receivable under a sales agreement which expires May 31, 2002.

 Customer Advances and Contributions in Aid of Construction

   IWC allows developers to install and provide for the installation of water main extensions, which are to be transferred to IWC upon completion. The cost of the main extensions and the amount of any funds advanced for the cost of water mains installed are included in customer advances for construction and are generally refundable to the customer over a period of ten years. Advances not refunded within ten years are permanently transferred to contributions in aid of construction.

 Comprehensive Income

   Industries adopted SFAS No. 130, "Reporting Comprehensive Income" effective January 1, 1998. The objective of the statement is to report comprehensive income which is a measure of all changes in equity of an enterprise which result from transactions or other economic events during the period other than transactions with shareholders. This information is reported in Industries' Consolidated Statement of Common Shareholders' Equity. Industries' components of accumulated other comprehensive income includes unrealized gains (losses) on available for sale securities and unrealized gains (losses) on foreign currency translation adjustments. The accumulated amounts for these components, respectively, were $3.6 million and $(2.5) million as of December 31, 1998; $4.4 million and $(1.6) million as of December 31, 1997; $2.7 million and $(0.1) million as of December 31, 1996 and $1.6 million and $(1.9) million as of January 1, 1996.

 Statement of Cash Flows

   For purposes of the Consolidated Statement of Cash Flows, Industries considers temporary cash investments with an original maturity of three months or less to be cash equivalents.

                            NIPSCO INDUSTRIES, INC.

   Cash paid during the periods reported for income taxes and interest was as follows:

                                                        1998     1997    1996
                                                      -------- -------- -------
                                                           (In thousands)
      Income taxes................................... $127,713 $116,849 $75,795
      Interest, net of amounts capitalized...........  118,079  102,361  87,281

 Fuel Adjustment Clause

   All metered electric rates contain a provision for adjustment in charges for electric energy to reflect increases and decreases in the cost of fuel and the fuel cost of purchased power through operation of a fuel adjustment clause. As prescribed by order of the Commission applicable to metered retail rates, the adjustment factor has been calculated based on the estimated cost of fuel and the fuel cost of purchased power in a future three-month period. If two statutory requirements relating to expense and return levels are satisfied, any under-recovery or over-recovery caused by variances between estimated and actual cost in a given three-month period will be included in a future filing. Northern Indiana records any under-recovery or over-recovery as a current asset or current liability until such time as it is billed or refunded to its customers. The fuel adjustment factor is subject to a quarterly hearing by the Commission and remains in effect for a three-month period.

 Gas Cost Adjustment Clause

   All metered gas sales rates contain an adjustment factor, which reflects the increases and decreases in the cost of purchased gas, contracted gas storage and storage transportation charges. The gas cost adjustment factor for Northern Indiana is subject to a quarterly hearing by the Commission and remains in effect for a three-month period. The gas cost adjustment factors for Kokomo Gas and NIFL are subject to semi-annual hearings by the Commission and remain in effect for a six-month period. If the statutory requirement relating to the level of return is satisfied, any under-recovery or over-recovery caused by variances between estimated and actual cost in a given three-month or six-month period will be included in a future filing. The Energy Utilities record any under-recovery or over-recovery as a current asset or current liability until such time it is billed or refunded to customers. Northern Indiana's gas cost adjustment factor includes a gas cost incentive mechanism (GCIM) which allows Northern Indiana to share any cost savings or cost increases with customers based on a comparison of Northern Indiana's actual gas supply portfolio cost to a market-based benchmark price. See FERC Order No. 636 for a discussion of gas transition cost charges.

 Natural Gas in Storage

   Northern Indiana's natural gas in storage is valued using the last-in, first-out (LIFO) inventory methodology. Based on the average cost of gas purchased in December 1998 and 1997 the estimated replacement cost of gas in storage (current and non-current) at December 31, 1998 and 1997 exceeded the stated LIFO cost by approximately $34 million and $42 million, respectively. Certain other subsidiaries of Industries have natural gas in storage valued at average cost.

 Hedging Activities

   Industries utilizes a variety of commodity-based derivative financial instruments to reduce the price risk inherent in its natural gas and electric power marketing activities. The gains and losses on these derivative financial instruments are deferred (Other Current Assets or Other Current Liabilities) pursuant to an identified risk reduction strategy. Such deferrals are recognized in income concurrent with the disposition of the underlying physical commodity. In certain circumstances, a derivative financial instrument will serve to hedge the acquisition cost of gas injected into storage. In this situation, the gain or loss on the derivative financial instrument is deferred as part of the cost basis of gas in storage and recognized upon the ultimate disposition of the gas. If a derivative financial instrument contract is terminated early because it is probable that a transaction or anticipated transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and ultimately recognized in earnings when the associated transaction or anticipated transaction affects earnings.

                            NIPSCO INDUSTRIES, INC.

   Industries uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities, including price risk related to the physical location of the natural gas (basis risk). As of December 31, 1998, Industries had open derivative financial instruments representing hedges of natural gas sales of 31.5 billion cubic feet (Bcf), and natural gas purchases of 7.2 Bcf. The net deferred loss on these derivative financial instruments as of December 31, 1998 was not material. Industries utilizes options to hedge price risk associated with a portion of its fixed price purchase and sale commitments related to electricity.

 Impact of Accounting Standards

   During June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that a company recognize those items as assets or liabilities in the balance sheet and measure them at fair value. This Statement generally provides for matching of the timing of gain or loss recognition of derivatives instruments designated as a hedge with the recognition of changes in the fair value of the hedged asset or liability through earnings. This Statement also provides that the effective portion of a hedging instrument's gain or loss on a forecasted transaction be initially reported in other comprehensive income and subsequently reclassified into earnings when the hedged forecasted transaction affects earnings. Industries expects to adopt this Statement on January 1, 2000, and is currently assessing the impact of adoption on its financial position and results of operations.

   In December 1998, the Emerging Issues Task Force reached consensus on Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF Issue 98-10). EITF Issue 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings. Industries adopted EITF Issue 98-10 on January 1, 1999 and the adoption did not have a significant impact on its financial position or results of operations.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance for the capitalization of certain costs related to computer software developed or obtained for internal use. Industries adopted SOP 98-1 on January 1, 1999 and the adoption did not have a significant impact on its financial position or results of operations.

 Regulatory Assets

   The Utilities' operations are subject to the regulation of the Commission and, in the case of the Energy Utilities, the FERC. Accordingly, the Utilities' accounting policies are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The Utilities monitor changes in market and regulatory conditions and the resulting impact of such changes in order to continue to apply the provisions of SFAS No. 71 to some or all of their operations. As of December 31, 1998 and December 31, 1997, the regulatory assets identified below represent probable future revenue to the Utilities associated with certain incurred costs as these costs are recovered through the rate-making process. If a portion of the Utilities' operations becomes no longer subject to the provisions of SFAS No. 71, a write-off of certain regulatory assets might be required, unless

                            NIPSCO INDUSTRIES, INC.

some form of transition cost recovery is established by the appropriate regulatory body which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. Regulatory assets were comprised of the following items:

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                           (In thousands)
      Unamortized reacquisition premium on debt (See
       Long-Term Debt note)..........................   $ 43,233     $ 46,748
      Unamortized R. M. Schahfer Unit 17 and Unit 18
       carrying charges and deferred depreciation
       (see below)...................................     62,329       66,546
      Bailly scrubber carrying charges and deferred
       depreciation (see below)......................      8,945        9,880
      Deferral of SFAS No. 106 expense not recovered
       (See Postretirement Benefits note)............     81,339       87,653
      FERC Order No. 636 transition costs (See FERC
       Order No. 636 note)...........................     22,093       28,744
      Regulatory income tax asset, net...............     18,793        6,941
      Other..........................................      4,936        4,261
                                                        --------     --------
                                                         241,668      250,773
                                                        --------     --------
      Less: Current portion of regulatory assets.....     32,609       39,260
                                                        --------     --------
                                                        $209,059     $211,513
                                                        ========     ========

 Carrying Charges and Deferred Depreciation

   Upon completion of R. M. Schahfer Units 17 and 18, Northern Indiana capitalized the carrying charges and deferred depreciation in accordance with orders of the Commission until the cost of each unit was allowed in rates. Such carrying charges and deferred depreciation are being amortized over the remaining life of each unit.

   Northern Indiana has capitalized carrying charges and deferred depreciation and certain operating expenses relating to its scrubber service agreement for its Bailly Generating Station in accordance with an order of the Commission. The accumulated balance of the deferred costs and related carrying charges is being amortized over the remaining life of the scrubber service agreement.

 Allowance for Funds Used During Construction

   Allowance for funds used during construction (AFUDC) is charged to construction work in progress during the period of construction and represents the net cost of borrowed funds used for construction purposes and a reasonable rate upon other (equity) funds. Under established regulatory rate practices, after the construction project is placed in service, Northern Indiana is permitted to include in the rates charged for utility services (a) a fair return on and (b) depreciation of such AFUDC included in plant in service.

   At January 1, 1996, a pretax rate of 5.5% for all construction was being used; effective January 1, 1997, the rate remained at 5.5%; and effective January 1, 1998, the rate increased to 5.75%.

 Foreign Currency Translation

   Translation gains or losses are based upon the end-of-period exchange rate and are recorded as a separate component of other comprehensive income reflected in the Consolidated Statement of Shareholders' Equity.

                            NIPSCO INDUSTRIES, INC.

 Investments In Real Estate

   Development invests in a series of affordable housing projects within the Utilities' service territory. These investments include certain tax benefits, including low-income housing tax credits and tax deductions for operating losses of the housing projects. Development accounts for these investments using the equity method. Investments, at equity, include $34.0 million and $30.1 million relating to affordable housing projects at December 31, 1998 and December 31, 1997, respectively.

 Income Taxes

   Deferred income taxes are recognized as costs in the rate-making process by the commissions having jurisdiction over the rates charged by the Utilities. Deferred income taxes are provided as a result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. These taxes are reversed by a debit or credit to deferred income tax expense as the temporary differences reverse. Investment tax credits have been deferred and are being amortized to income over the life of the related property.

Purchase of IWC Resources Corporation

   On March 25, 1997, Industries acquired all the outstanding common stock of IWCR for $290.5 million. Industries financed this transaction with debt of approximately $83.0 million and issuance of approximately 10.6 million Industries' common shares. Industries accounted for the acquisition as a purchase. The purchase price was allocated to the assets and liabilities acquired based on their fair values.

Purchase of Bay State Gas Company

   On December 18, 1997, Industries and Bay State Gas Company (Bay State) signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State in a stock-for-stock transaction valued at $40 per Bay State share. The transaction is valued at approximately $551 million. Bay State shareholders will have the option of taking up to 50 percent of the total purchase price in cash. Consummation of the merger is subject to certain closing conditions, including the approval by the Securities and Exchange Commission, FERC and state regulatory agencies in Massachusetts, New Hampshire and Maine. The shareholders of Bay State approved the merger on May 27, 1998, and the state regulatory agencies in Massachusetts, New Hampshire and Maine have also approved the merger. The transaction is expected to be completed in early 1999. Bay State, one of the largest natural gas utilities in New England, provides natural gas distribution service to more than 300,000 customers in Massachusetts, New Hampshire and Maine. The combined company will be one of the 10 largest natural gas distribution systems in the nation, servicing more than 1 million gas customers.

NESI Energy Marketing Canada Ltd. Litigation

   On October 31, 1996, Services' wholly-owned subsidiary NIPSCO Energy Services Canada Ltd. (NESI Canada) acquired 70% of the outstanding shares of Chandler Energy Inc., a gas marketing and trading company located in Calgary, Alberta, and subsequently renamed it NESI Energy Marketing Canada Ltd. (NEMC). Between November 1 and November 27, 1996, gas prices in the Calgary market increased dramatically. As a result, NEMC was selling gas, pursuant to contracts entered into prior to the acquisition date, at prices substantially below its costs to acquire such gas. On November 27, 1996, NEMC ceased doing business and sought protection from its creditors under the Companies' Creditors Arrangement Act, a Canadian corporate reorganization statute. NEMC was declared bankrupt as of December 12, 1996.

                            NIPSCO INDUSTRIES, INC.

   Certain creditors of NEMC have filed claims in the Canadian courts against Industries, Services, Capital Markets and NESI Canada, alleging certain misrepresentations relating to NEMC's financial condition and claiming damages. Industries and its affiliates intend to vigorously defend against such claims and any other claims seeking to assert that any party other than NEMC is responsible for NEMC's liabilities. Industries has fully reserved its investment in NEMC. Management believes that any additional loss relating to NEMC would not be material to the financial position or results of operations of Industries.

FERC Order No. 636

   Since December 1993, the Energy Utilities have paid approximately $140.6 million of interstate pipeline transition costs to pipeline suppliers to reflect the impact of FERC Order No. 636. The Energy Utilities expect that additional transition costs will not be significant. The Commission has approved the recovery of these FERC-allowed transition costs on a volumetric basis from sales and transportation customers. Regulatory assets, in amounts corresponding to the costs recorded but not yet collected, have been recorded to reflect the ultimate recovery of these costs.

Environmental Matters

 General

   The operations of Industries are subject to extensive and evolving federal, state and local environmental laws and regulations intended to protect the public health and the environment. Such environmental laws and regulations affect Industries' operations as they relate to impacts on air, water and land.

 Superfund

   Because Industries is a "potentially responsible party" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at several waste disposal sites, as well as at former manufactured-gas plant sites which it, or its corporate predecessors, own or owned or operated, it may be required to share in the cost of clean up of such sites. Industries instituted a program to investigate former manufactured-gas plant sites where it is the current or former owner which investigation has identified twenty-eight of these sites. Initial sampling has been conducted at twenty sites. Follow-up investigations have been conducted at thirteen sites and remedial measures have been selected at seven sites. Industries intends to continue to evaluate its facilities and properties with respect to environmental laws and regulations and take any required corrective action.

   In an effort to recover a portion of the remedial costs to be incurred at the manufactured gas plants, Industries approached various companies that provided insurance coverage which Industries believed covered costs related to actions taken and to be taken at former manufactured-gas plant sites. Industries has filed claims in Indiana state court against various insurance companies, seeking coverage for costs associated with several manufactured-gas plant sites and damages for alleged misconduct by some of the insurance companies. Industries has received cash settlements from several insurance companies. Additionally, Industries has settled other actions against other companies relating to cost sharing and management of the investigation and remediation of several former manufactured-gas plant sites at which Industries and such companies or their predecessors were operators or owners.

   As of December 31, 1998, Industries has recorded a reserve of approximately $19 million to cover probable corrective actions. Industries' ultimate liability in connection with those sites will depend upon many factors, including the volume of material contributed to the site, the number of other PRPs and their financial viability, and the extent of corrective actions required. Based upon investigations and management's understanding of current environmental laws and regulations, Industries believes that any corrective actions required, after consideration of insurance coverages and contributions from other PRPs, will not have a significant impact on its financial position or results of operations.

                            NIPSCO INDUSTRIES, INC.

Clean Air Act

   The Clean Air Act Amendments of 1990 (CAAA) imposed limits to control acid rain on the emission of sulfur dioxide and nitrogen oxides (NOx) which become fully effective in 2000. All of Northern Indiana's facilities are already in compliance with the sulfur dioxide limits. Northern Indiana has already taken most of the steps necessary to meet the nitrogen oxide limits.

   The CAAA also contain other provisions that could lead to limitations on emissions of hazardous air pollutants and other air pollutants (including nitrogen oxides as discussed below), which may require significant capital expenditures for control of these emissions. Until specific rules have been issued that affect Industries' facilities, Industries cannot predict what these requirements will be or the costs of complying with these potential requirements.

 Nitrogen Oxides

   During 1998, the EPA issued a final rulemaking, the NOx State Implementation Plan (SIP) call, requiring certain states, including Indiana, to reduce NOx levels from industrial and utility boilers to lower regional transport of ozone under the non-attainment provisions of the CAAA. According to the rule, the State of Indiana has until September 1999 to issue regulations implementing the control program. The State of Indiana, as well as some other states, filed a legal challenge in December 1998 to the EPA NOx SIP call rule. Lawsuits have also been filed against the rule by various groups, including industry, labor, cities and towns and chambers of commerce. Industries will participate in the legal challenge as a member of a utility industry group. Any resulting NOx emission limitations could be more restrictive than those imposed on electric utilities under the Acid Rain NOx reduction program described above. Industries is evaluating the EPA's final rule and any potential requirements that could result from the final rule as implemented by the State of Indiana. Industries believes that the costs relating to compliance with the new standards may be substantial, but such costs are dependent upon the outcome of the current litigation and the ultimate control program agreed to by the targeted states and the EPA. Industries will continue to closely monitor developments in this area.

   The EPA issued final rules revising the National Ambient Air Quality Standards for ozone and particulate matter in July 1997. The revised standards could require additional reductions in sulfur dioxide, particulate matter and NOx emissions from coal-fired boilers (including Industries' generating stations) beyond measures discussed above. Certain implementation proposals, which are not yet final, would target coal-fired utilities in the Midwest and South, including Indiana, for more substantial reductions than other areas and other sources of emissions. Final implementation methods will be set by the EPA as well as state regulatory authorities. Industries believes that the costs relating to compliance with the new standards may be substantial but are dependent upon the ultimate control program agreed to by the targeted states and the EPA. Industries will continue to closely monitor developments in this area and anticipates the exact nature of the impact of the new standards on its operations will not be known for some time.

 Carbon Dioxide

   Initiatives are being discussed both in the United States and worldwide to reduce so-called "greenhouse gases" such as carbon dioxide and other by-products of burning fossil fuels. Reduction of such emissions could result in significant capital outlays or operating expenses to Industries.

                            NIPSCO INDUSTRIES, INC.

 Clean Water Act and Related Matters

   Industries' wastewater and water operations are subject to pollution control and water quality control regulations, including those issued by the EPA and the State of Indiana.

   Under the Federal Clean Water Act and Indiana's regulations, Industries must obtain National Discharge Elimination System (NPDES) permits for water discharges from various facilities, including electric generating and water treatment stations. These facilities either have permits for their water discharge or they have applied for a permit renewal of any expiring permits. These permits continue in effect pending review of the current applications.

   Under the Federal Safe Drinking Water Act (SDWA), the Water Utilities are subject to regulation by the EPA for the quality of water sold and treatment techniques used to make the water potable. The EPA promulgates nationally-applicable maximum contaminant levels (MCLs) for contaminants found in drinking water. Management believes the Water Utilities are currently in compliance with all MCLs promulgated to date. The EPA has continuing authority, however, to issue additional regulations under the SDWA. In August 1996, Congress amended the SDWA to allow the EPA more authority to weigh the costs and benefits of regulations being considered in some, but not all, cases. In December 1998, EPA promulgated two National Primary Drinking Water rules, the Interim Enhanced Surface Water Treatment Rule and the Disinfectants and Disinfection Byproducts Rule. The Water Utilities must comply with these rules by December 2001. Management does not believe that significant changes will be required to the Water Utilities' operations to comply with these rules; however, some cost expenditures for equipment modifications or enhancements may be necessary to comply with the Interim Enhanced Surface Water Treatment Rule. Additional rules are anticipated to be promulgated under the 1996 amendments. Such standards promulgated could be costly and require substantial changes in the Water Utilities' operations.

   Under a 1991 law enacted by the Indiana legislature, a water utility may petition the Commission for prior approval of its plans and estimated expenditures required to comply with the provisions of, and regulations under, the Federal Clean Water Act and SDWA. Upon obtaining such approval, a water utility may include, to the extent of its estimated costs as approved by the Commission, such costs in its rate base for rate-making purposes and recover its costs of developing and implementing the approved plans if statutory standards are met. The capital costs for such new systems, equipment or facilities or modifications of existing facilities may be included in a water utility's rate base upon completion of construction of the project or any part thereof. Such an addition to rate base, however, would effect a change in water rates and IWC, Industries' principal water utility, has agreed to a moratorium on water rate increases until 2002. Therefore, recovery of any increased costs discussed above may not be timely for IWC.

Income Taxes

   Industries uses the liability method of accounting for income taxes under which deferred income taxes are recognized, at currently enacted income tax rates, to reflect the tax effect of temporary differences between the financial statement and tax bases of assets and liabilities.

   To the extent certain deferred income taxes of the Utilities are recoverable or payable through future rates, regulatory assets and liabilities have been established. Regulatory assets are primarily attributable to undepreciated AFUDC-equity and the cumulative net amount of other income tax timing differences for which deferred taxes had not been provided in the past, when regulators did not recognize such taxes as costs in the rate-making process. Regulatory liabilities are primarily attributable to the Utilities' obligation to credit to ratepayers deferred income taxes provided at rates higher than the current federal income tax rate currently being credited to ratepayers using the average rate assumption method and unamortized deferred investment tax credits.

                            NIPSCO INDUSTRIES, INC.

   The components of the net deferred income tax liability at December 31, 1998 and 1997, are as follows:

                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                              (In thousands)
      Deferred tax liabilities--
        Accelerated depreciation and other property
         differences.......................................  $818,748  $779,223
        AFUDC-equity.......................................    33,029    35,282
        Adjustment clauses.................................    14,965    35,253
        Other regulatory assets............................    29,739    31,862
        Reacquisition premium on debt......................    17,311    18,335
      Deferred tax assets--
        Deferred investment tax credits....................   (37,236)  (40,017)
        Removal costs......................................  (157,728) (144,111)
        Other postretirement/postemployment benefits.......   (51,754)  (45,298)
        Other, net.........................................    (7,783)   (3,069)
                                                             --------  --------
                                                              659,291   667,460
                                                             --------  --------
      Less: Deferred income taxes related to current assets
       and liabilities.....................................    (7,876)   15,645
                                                             --------  --------
      Deferred income taxes--noncurrent....................  $667,167  $651,815
                                                             ========  ========

   Federal and state income taxes as set forth in the Consolidated Statement of Income are comprised of the following:

                                                     1998      1997      1996
                                                   --------  --------  --------
                                                         (In thousands)
      Current income taxes--
        Federal................................... $113,680  $ 98,126  $ 79,938
        State.....................................   16,484    17,073    12,724
                                                   --------  --------  --------
                                                    130,164   115,199    92,662
                                                   --------  --------  --------
      Deferred income taxes, net--
        Federal...................................  (20,426)   (1,772)   19,282
        State.....................................   (1,515)      123     1,844
                                                   --------  --------  --------
                                                    (21,941)   (1,649)   21,126
                                                   --------  --------  --------
      Deferred investment tax credits, net........   (7,361)   (7,376)   (7,408)
                                                   --------  --------  --------
        Total income taxes........................ $100,862  $106,174  $106,380
                                                   ========  ========  ========

                            NIPSCO INDUSTRIES, INC.

   A reconciliation of total income tax expense to an amount computed by applying the statutory federal income tax rate to pretax income is as follows:

                                                     1998      1997      1996
                                                   --------  --------  --------
                                                         (In thousands)
      Net income.................................  $193,886  $190,849  $176,734
      Add--Income taxes..........................   100,862   106,174   106,380
      Dividend requirements on preferred stocks
       of subsidiaries...........................     8,538     8,691     8,712
                                                   --------  --------  --------
      Income before preferred dividend
       requirements of subsidiaries and income
       taxes.....................................  $303,286  $305,714  $291,826
                                                   ========  ========  ========
      Amount derived by multiplying pretax income
       by statutory rate.........................  $106,150  $107,000  $102,139
      Reconciling items multiplied by the
       statutory rate:
        Book depreciation over related tax
         depreciation............................     3,992     4,072     4,621
        Amortization of deferred investment tax
         credits.................................    (7,361)   (7,376)   (7,408)
        State income taxes, net of federal income
         tax benefit.............................     9,200    11,220    10,115
        Reversal of deferred taxes provided at
         rates in excess of the current federal
         income tax rate.........................    (4,384)   (6,151)   (6,644)
        Low-income housing credits...............    (3,840)   (3,056)   (2,303)
        Nondeductible amounts related to
         amortization of intangible assets and
         plant acquisition adjustments...........     2,516     1,640       385
      Other, net.................................    (5,411)   (1,175)    5,475
                                                   --------  --------  --------
          Total income taxes.....................  $100,862  $106,174  $106,380
                                                   ========  ========  ========

Pension Plans

   Industries and its subsidiaries have four noncontributory, defined benefit retirement plans covering the majority of their employees. Benefits under the plans reflect the employees' compensation, years of service and age at retirement.

   The change in the benefit obligation for 1998 and 1997 is as follows:

                                                             1998      1997
                                                           --------  --------
                                                            (In thousands)
      Benefit obligation at beginning of year (January
       1,)................................................ $875,756  $743,634
      Service cost........................................   17,093    14,714
      Interest cost.......................................   60,686    57,938
      Plan amendments.....................................   14,655    25,096
      Actuarial loss......................................   38,773    73,768
      Acquisition of IWCR.................................      --     15,772
      Benefits paid.......................................  (57,924)  (55,166)
                                                           --------  --------
      Benefit obligation at end of the year (December
       31,)............................................... $949,039  $875,756
                                                           ========  ========

                            NIPSCO INDUSTRIES, INC.

   The change in the fair value of the plans' assets for the years 1998 and 1997 is as follows:

                                                             1998      1997
                                                           --------  --------
                                                            (In thousands)
      Fair value of plan assets at beginning of year
       (January 1,)....................................... $924,857  $790,978
      Actual return on plan assets........................   85,254   126,695
      Employer contributions..............................   34,843    46,440
      Acquisition of IWCR.................................      --     15,910
      Benefits paid.......................................  (57,924)  (55,166)
                                                           --------  --------
      Plan assets at fair value at end of the year
       (December 31,)..................................... $987,030  $924,857
                                                           ========  ========

   The plans' assets are invested primarily in common stocks, bonds and notes.

   The plans' funded status as of December 31, 1998 and December 31, 1997 is as follows:

                                                               1998      1997
                                                             --------  --------
                                                              (In thousands)
      Plan assets in excess of benefit obligation........... $ 37,991  $ 49,101
      Unrecognized net actuarial loss.......................  (10,938)  (46,959)
      Unrecognized prior service cost.......................   57,193    47,114
      Unrecognized transition amount........................   26,813    32,107
                                                             --------  --------
      Prepaid pension costs................................. $111,059  $ 81,363
                                                             ========  ========

   The benefit obligation is the present value of future pension benefit payments and is based on a plan benefit formula which considers expected future salary increases. Discount rates of 7.00% and rates of increase in compensation levels of 4.5% were used to determine the benefit obligations at December 31, 1998 and 1997.

   The long-term portion of prepaid pension cost amounts for 1998 and 1997 are included in "Prepayments and other" in the Consolidated Balance Sheet.

   The following items are the components of provisions for pensions for the years ended December 31, 1998, 1997 and 1996:

                                                     1998      1997      1996
                                                   --------  --------  --------
                                                         (In thousands)
      Service costs............................... $ 17,092  $ 14,438  $ 16,300
      Interest costs..............................   60,686    57,645    53,477
      Expected return on plan assets..............  (82,671)  (72,253)  (63,551)
      Amortization of transition obligation.......    5,294     5,326     5,422
      Amortization of prior service costs.........    4,746     3,501     2,604
                                                   --------  --------  --------
                                                    $ 5,147  $  8,657  $ 14,252
                                                   ========  ========  ========

   Assumptions used in the valuation and determination of 1998, 1997 and 1996 pension expense were as follows:

                                                               1998  1997  1996
                                                               ----- ----- -----
      Discount rate........................................... 7.00% 7.75% 7.25%
      Rate of increase in compensation levels................. 4.50% 5.50% 5.50%
      Expected long-term rate of return on assets............. 9.00% 9.00% 9.00%

   IWCR participates in several industry-wide, multi-employer pension plans for certain of its union employees at Miller. These plans provide for monthly benefits based on length of service. Specified amounts per compensated hour for each employee are contributed to the trustees of these plans. Contributions of $2.0 million and $1.7 million were made to these plans for the year ended December 31, 1998 and 1997 respectively. The relative position of each employer participating in these plans with respect to the actuarial present value of accumulated plan benefits and net assets available for benefits is not available.

                            NIPSCO INDUSTRIES, INC.

Postretirement Benefits

   Industries provides certain health care and life insurance benefits for retired employees. The majority of Industries' employees may become eligible for these benefits if they reach retirement age while working for Industries. The expected cost of such benefits is accrued during the employees' years of service.

   Northern Indiana's rate-making had historically included the cost of providing these benefits based on the related insurance premiums. On December 30, 1992, the Commission authorized the accrual method of accounting for postretirement benefits for rate-making purposes consistent with SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," and authorized the deferral of the differences between the net periodic postretirement benefit costs and the insurance premiums paid for such benefits as a regulatory asset. On June 11, 1997, the Commission issued an order approving the inclusion of accrual-based postretirement benefit costs in the rate-making process to be effective February 1, 1997 for electric rates and March 1, 1997 for gas rates. These costs include an amortization of the existing regulatory asset consistent with the remaining amortization period for the transition obligation. Northern Indiana discontinued its cost deferral and began amortizing its regulatory asset concurrent with these dates.

   IWC's current rates include postretirement benefit costs on an accrual basis, including amortization of the regulatory asset that arose prior to inclusion of these costs in rates. IWC currently remits to a grantor trust amounts collected in rates.

   The following table sets forth the change in the plans' accumulated postretirement benefit obligation (APBO) as of December 31, 1998 and 1997:

                                                              1998      1997
                                                            --------  --------
                                                             (In thousands)
      Accumulated postretirement benefit obligation at
       beginning of year (January 1,)...................... $223,908  $200,790
      Service cost.........................................    5,249     5,034
      Interest cost........................................   15,793    16,215
      Plan amendments......................................     (283)    4,015
      Actuarial (gain) loss................................    8,453   (10,242)
      Acquisition of IWCR..................................      --     18,505
      Benefits paid........................................  (12,519)  (10,409)
                                                            --------  --------
      Accumulated postretirement benefit obligation at end
       of the year (December 31,).......................... $240,601  $223,908
                                                            ========  ========

   The change in the fair value of the plan assets for the years 1998 and 1997 is as follows:

                                                              1998      1997
                                                            --------  --------
                                                             (In thousands)
      Fair value of plan assets at beginning of year
       (January 1,)........................................ $  2,400  $    --
      Actual Return on plan assets ........................    1,103       --
      Employer contributions...............................   10,637    12,809
      Participant contributions............................    1,282       --
      Benefits paid........................................  (12,519)  (10,409)
                                                            --------  --------
      Plan assets at fair value at end of the year
       (December 31,)...................................... $  2,903  $  2,400
                                                            ========  ========

                            NIPSCO INDUSTRIES, INC.

   Following is the funded status for postretirement benefits as of December 31, 1998 and 1997:

                                                            1998       1997
                                                          ---------  ---------
                                                            (In thousands)
      Funded status...................................... $(237,698) $(221,508)
      Unrecognized net actuarial gain....................   (87,087)   (99,117)
      Unrecognized prior service cost....................     3,873      4,195
      Unrecognized transition amount.....................   164,436    176,464
                                                          ---------  ---------
      Accrued liability for postretirement benefits...... $(156,476) $(139,966)
                                                          =========  =========

   A discount rate of 7%, a pre-Medicare medical trend rate of 7% declining to a long-term rate of 5%; a discount rate of 7%, and a pre-Medicare medical trend rate of 8% declining to a long-term rate of 5%, were used to determine the APBO at December 31, 1998 and 1997, respectively.

   Net periodic postretirement benefit costs, before consideration of the rate-making discussed previously, for the years ended December 31, 1998, 1997 and 1996 include the following components:

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (In thousands)
      Service costs.................................. $ 5,249  $ 4,904  $ 7,352
      Interest costs.................................  15,793   15,878   18,311
      Expected return on plan assets.................    (216)     --       --
      Amortization of prior service cost.............     322      279      --
      Amortization of transition obligation..........  11,745   11,558   11,593
      Amortization of (gain) loss....................  (5,747)  (5,844)    (554)
                                                      -------  -------  -------
                                                      $27,146  $26,775  $36,702
                                                      =======  =======  =======

   Assumptions used in the determination of 1998, 1997 and 1996 net periodic postretirement benefit costs were as follows:

                                                              1998  1997  1996
                                                              ----  ----  ----
      Discount rate.......................................... 7.00% 7.75% 7.25%
      Rate of increase in compensation levels................ 4.50% 5.50% 5.00%
      Assumed annual rate of increase in health care
       benefits.............................................. 8.00% 8.00% 9.00%
      Assumed ultimate trend rate............................ 5.00% 6.00% 6.00%

   The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation at December 31, 1998 by approximately $30.6 million, and increase the aggregate of the service and interest cost components of plan costs by approximately $3.0 million for the year ended December 31, 1998. The effect of a 1% decrease in the assumed health care cost trend rates for each future year would decrease the accumulated postretirement benefit obligation at December 31, 1998 by approximately $23.9 million, and decrease the aggregate of the service and interest cost components of plan costs by approximately $2.3 million. Amounts disclosed above could be changed significantly in the future by changes in health care costs, work force demographics, interest rates, or plan changes.

Preferred and Preference Shares

   Industries is authorized to issue 20,000,000 shares of Preferred Shares, without par value. Four million shares are designated Series A Junior Participating Preferred Shares and are reserved for issuance pursuant to the Share Purchase Rights Plan described in Common Shares.

                            NIPSCO INDUSTRIES, INC.

   The authorized classes of par value and no par value cumulative preferred and preference stocks of Northern Indiana are as follows: Cumulative Preferred--$100 par value--2,400,000 shares; Cumulative Preferred--no par value--3,000,000 shares; Cumulative Preference--$50 par value--2,000,000 shares (none outstanding); and Cumulative Preference--no par value--3,000,000 shares (none outstanding).

   The Preferred shareholders of Northern Indiana and IWC have no voting rights, except in the event of default on the payment of four consecutive quarterly dividends, or as required by Indiana law to authorize additional preferred shares, or by the Articles of Incorporation in the event of certain merger transactions.

   The redemption prices at December 31, 1998 for the cumulative preferred stock, which is redeemable solely at the option of Northern Indiana and IWC, in whole or in part, at any time upon thirty days' notice, are as follows:

                                                                      Redemption
                                                                      Price Per
                                                               Series   Share
                                                               ------ ----------
      Northern Indiana Public Service Company:
        Cumulative preferred stock--$100 par value--           4 1/4%   $101.20
                                                               4 1/2%   $100.00
                                                                4.22%   $101.60
                                                                4.88%   $102.00
                                                                7.44%   $101.00
                                                                7.50%   $101.00
        Cumulative preferred stock--no par value-- adjustable
         rate (6.00% at December 31, 1998), Series A (stated
         value $50 per share)................................           $ 50.00
      Indianapolis Water Company:
        Cumulative preferred stock--$100 par value--rates
         ranging from 4% to 5%...............................         $100-$105

   The redemption prices at December 31, 1998, as well as sinking fund provisions, for the cumulative preferred stock subject to mandatory redemption requirements, or whose redemption is outside the control of Northern Indiana, are as follows:

                                                 Sinking Fund Or Mandatory
      Series    Redemption Price Per Share               Redemption
      -------   --------------------------       -------------------------
      Cumulative preferred stock--$100 par
       value--
        8.85%  $100.74, reduced periodically 12,500 shares on or before
                                             April 1.
        8.35%  $103.44, reduced periodically 3,000 shares on or before July 1;
                                             increasing to 6,000 shares
                                             beginning in 2004; noncumulative
                                             option to double amount each year.
        7.75%  $104.06, reduced periodically 2,777 shares on or before
                                             December 1;
                                             noncumulative option to
                                             double amount each year.
      Cumulative preferred stock--no par
       value--
        6.50%  $  100.00 on October 14, 2002 430,000 shares on
                                             October 14, 2002.

                            NIPSCO INDUSTRIES, INC.

   Sinking fund requirements with respect to redeemable preferred stocks outstanding at December 31, 1998 for each of the four years subsequent to December 31, 1999 are as follows:

      Year Ending December 31,
      ------------------------
      2000......................................................... $1,827,700
      2001......................................................... $1,827,700
      2002......................................................... $1,827,700
      2003......................................................... $1,827,700

Stock Split

   On December 16, 1997, the Board of Directors authorized a two-for-one split of Industries' common shares. The stock split was paid February 20, 1998 to shareholders of record at the close of business January 30, 1998. All references to number of common shares reported, including per share amounts and stock option data of Industries' common shares, reflect the two-for-one stock split as if it had occurred at the beginning of the earliest period.

Common Share Dividend

   During the next few years, Industries expects that the majority of earnings available for distribution of dividends will depend upon dividends paid to Industries by Northern Indiana. Northern Indiana's Indenture dated August 1, 1939, as amended and supplemented (Indenture), provides that it will not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of earned surplus or net profits of Northern Indiana. At December 31, 1998, Northern Indiana had approximately $146.1 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments.

Earnings Per Share

   Industries determines earnings per share in accordance with the provisions of SFAS No. 128 "Earnings per Share," which requires Industries to present basic earning per share and diluted earnings per share.

   Basic earnings per share is computed by dividing net income, reduced for preferred dividends, by the average number of common shares outstanding during the period. The diluted earnings per share calculation assumes conversion of nonqualified stock options into common shares. As a result of adopting the statement, previously reported earnings per share information was restated. The effect of this accounting change on previously reported earnings per share data was insignificant.

                            NIPSCO INDUSTRIES, INC.

   The net income, preferred dividends and shares used to compute basic and diluted earnings per share is presented in the following table:

                                            1998         1997         1996
                                        ------------ ------------ ------------
                                          (Dollars in thousands, except per
                                                    share amounts)
Basic
Weighted Average Number of Shares:
  Average Common Shares Outstanding....  120,778,077  123,849,126  122,381,500
                                        ============ ============ ============
Net Income to be Used to Compute Basic
 Earnings per Average Common Share:
  Net Income........................... $    193,886 $    190,849 $    176,734
  Dividend requirements on Preferred
   Shares..............................          --           --           119
                                        ------------ ------------ ------------
  Balance Available for Common
   Shareholders........................ $    193,886 $    190,849 $    176,615
                                        ============ ============ ============
Basic Earnings per Average Common
 Share................................. $       1.60 $       1.54 $       1.44
                                        ============ ============ ============
Diluted
Weighted Average Number of Shares:
  Average Common Shares Outstanding....  120,778,077  123,849,126  122,381,500
  Dilutive effect for Nonqualified
   Stock Options.......................      556,799      374,344      323,367
                                        ------------ ------------ ------------
    Weighted Average Shares............  121,334,876  124,223,470  122,704,867
Net Income to be Used to Compute
 Diluted Earnings per Average Common
 Share:
  Net Income........................... $    193,886 $    190,849 $    176,734
  Dividend requirements on Preferred
   Shares..............................          --           --           119
                                        ------------ ------------ ------------
  Balance Available for Common
   Shareholders........................ $    193,886 $    190,849 $    176,615
                                        ============ ============ ============
Diluted Earnings per Average Common
 Share................................. $       1.59 $       1.53 $       1.43
                                        ============ ============ ============

Common Shares

   On April 8, 1998, shareholders approved an increase in the number of authorized common shares without par value from 200,000,000 shares to 400,000,000 shares.

 Share Purchase Rights Plan

   On February 27, 1990, the Board of Directors of Industries (Board) declared a dividend distribution of one Right for each outstanding common share of Industries to shareholders of record on March 12, 1990. The Rights are not currently exercisable. Each Right, when exercisable, would initially entitle the holder to purchase from Industries one two-hundredth of a share of Series A Junior Participating Preferred Share, without par value, of Industries at a price of $30 per one two-hundredth of a share. In certain circumstances, if an acquirer obtained 25% of Industries' outstanding shares, or merged into Industries or merged Industries into the acquirer, the Rights would entitle the holders to purchase Industries' or the acquirer's common shares for one-half of the market price. The Rights will not dilute Industries' common shares nor affect earnings per share unless they become exercisable for common shares. The Plan was not adopted in response to any specific attempt to acquire control of Industries.

 Common Share Repurchases

   The Board has authorized the repurchase of Industries' common shares, subject to certain limits. At December 31, 1998, Industries had purchased approximately 51.3 million shares since 1989 at an average price of $16.12 per share. Approximately 10.7 million additional common shares may be repurchased under the Board's authorization.

                            NIPSCO INDUSTRIES, INC.

Long-Term Incentive Plans

   Industries has two long-term incentive plans for key management employees that were approved by shareholders on April 13, 1988 (1988 Plan) and April 13, 1994 (1994 Plan), each of which provides for the issuance of up to 5.0 million of Industries' common shares to key employees through April 1998 and April 2004, respectively. At December 31, 1998, there were 3,244,700 shares reserved for future awards under the 1994 Plan. The Plans permit the following types of grants, separately or in combination: nonqualified stock options, incentive stock options, restricted stock awards, stock appreciation rights and performance units. No incentive stock options or performance units were outstanding at December 31, 1998. Under the Plans, the exercise price of each option equals the market price of Industries' common stock on the date of grant. Each option has a maximum term of ten years and vests one year from the date of grant.

   Stock appreciation rights (SARs) may be granted only in tandem with stock options on a one-for-one basis and are payable in cash, Industries' common shares, or a combination thereof. There were no SARs outstanding at December 31, 1998. Restricted stock awards are restricted as to transfer and are subject to forfeiture for specific periods from the date of grant. Restrictions on shares awarded in 1995 lapse five years from date of grant and vesting is variable from 0% to 200% of the number awarded, subject to specific earnings per share and stock appreciation goals. Restrictions on shares awarded in 1997 and 1998 lapse two years from date of grant and vesting is variable from 0% to 100% of the number awarded, subject to specific performance goals. If a participant's employment is terminated prior to vesting other than by reason of death, disability or retirement, restricted shares are forfeited. There were 534,666, 542,666 and 524,000 restricted shares outstanding at December 31, 1998, 1997 and 1996, respectively.

   The Industries' Nonemployee Director Stock Incentive Plan, which was approved by shareholders, provides for the issuance of up to 200,000 of Industries' common shares to nonemployee directors of Industries. The Plan provides for awards of common shares which vest in 20% per year increments, with full vesting after five years. The Plan also allows the award of nonqualified stock options. If a director's service on the Board is terminated for any reason other than death or disability, any common shares not vested as of the date of termination are forfeited. As of December 31, 1998, 71,500 shares were issued under the Plan.

   Industries accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for nonqualified stock options. The compensation cost that was charged against net income for restricted stock awards was $2.7 million, $1.8 million and $2.1 million for the years ending December 31, 1998, 1997 and 1996 respectively. Had compensation cost for non-qualified stock options been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," Industries' net income and earnings per average common share would have been reduced to the following pro forma amounts:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
                                                           (In thousands,
                                                     except per share amounts)
      Net Income:
        As reported................................. $193,886 $190,849 $176,734
        Pro forma...................................  192,764  189,999  176,087
      Earnings Per Average Common Share:
        Basic:
          As reported............................... $   1.60 $   1.54 $   1.44
          Pro forma.................................     1.59     1.53     1.43
        Diluted:
          As reported............................... $   1.59 $   1.53 $   1.43
          Pro forma.................................     1.59     1.52     1.43

                            NIPSCO INDUSTRIES, INC.

   The fair value of each option granted as used to determine pro forma net income is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the years ended December 31, 1998, 1997 and 1996 respectively: Risk-free interest rate of 5.70%, 6.29%, and 6.39%; expected dividend yield of $0.67, $0.87 and $0.84 per share; expected option term of five and one-quarter years for 1998 and 1997 and five years for 1996; and expected volatility of 12.7% for 1998 and 1997 and 13.2% for 1996.

   Changes in outstanding shares under option and SARs for 1996, 1997 and 1998, are as follows:

                                                                Nonqualified
                                              Nonqualified      Stock Options
                                             Stock Options        with SARs
                                           ------------------- ----------------
                                                      Weighted
                                                      Average
                                                       Option            Option
          Year Ended December 31, 1996      Options    Price   Options   Price
          ----------------------------     ---------  -------- --------  ------
      Balance at beginning of year........ 2,202,100   $14.31    11,200  $5.47
        Granted...........................   556,600   $18.91       --
        Exercised.........................  (368,000)  $14.51       --
        Cancelled.........................   (29,800)  $16.88       --
                                           ---------   ------  --------  -----
      Balance at end of year.............. 2,360,900   $15.33    11,200  $5.47
                                           =========   ======  ========  =====
      Shares exercisable.................. 1,812,300   $14.25    11,200  $5.47
                                           =========   ======  ========  =====
      Weighted average fair value of
       options granted....................     $2.50
                                           =========
                                                      Weighted
                                                      Average
                                                       Option            Option
          Year Ended December 31, 1997      Options    Price   Options   Price
          ----------------------------     ---------  -------- --------  ------
      Balance at beginning of year........ 2,360,900   $15.33    11,200  $5.47
        Granted...........................   533,600   $20.64       --
        Exercised.........................  (330,400)  $15.29       --
        Cancelled.........................   (28,700)  $19.21       --
                                           ---------   ------  --------  -----
      Balance at end of year.............. 2,535,400   $16.41    11,200  $5.47
                                           =========   ======  ========  =====
      Shares exercisable.................. 2,006,800   $15.30    11,200  $5.47
                                           =========   ======  ========  =====
      Weighted average fair value of
       options granted....................     $2.66
                                           =========
                                                      Weighted
                                                      Average
                                                       Option            Option
          Year Ended December 31, 1998      Options    Price   Options   Price
          ----------------------------     ---------  -------- --------  ------
      Balance at beginning of year........ 2,535,400   $16.41    11,200  $5.47
        Granted...........................   607,000   $29.22       --
        Exercised.........................  (457,700)  $14.88  (11, 200)  5.47
        Cancelled.........................   (33,400)  $16.07       --
                                           ---------   ------  --------  -----
      Balance at end of year.............. 2,651,300   $19.61       --     --
                                           =========   ======  ========  =====
      Shares exercisable.................. 2,046,300   $16.77       --     --
                                           =========   ======  ========  =====
      Weighted average fair value of
       options granted....................     $4.28
                                           =========

                            NIPSCO INDUSTRIES, INC.

   The following table summarizes information about non-qualified stock options at December 31, 1998:

                              OPTIONS OUTSTANDING

                                                         Weighted
                                                          Average           Weighted
             Range                 Number                Remaining          Average
           of Option           Outstanding at           Contractual          Option
             Price            December 31, 1998            Life              Price
        ----------------      -----------------         -----------         --------
        $ 8.53 to $ 8.97             88,000             1.52 years           $ 8.62
        $11.47 to $18.91          1,488,100             7.91 years           $16.03
        $20.64 to $29.22          1,075,200             9.47 years           $25.47
        ----------------          ---------             ----------           ------
        $ 8.53 to $29.22          2,651,300             7.29 years           $19.61
        ================          =========             ==========           ======

                              OPTIONS EXERCISABLE

                                                                                 Average
                Range                        Number                             Remaining
              of Option                  Exercisable at                          Option
                Price                   December 31, 1998                         Price
           ----------------             -----------------                       ---------
           $ 8.53 to $ 8.97                    88,000                            $ 8.62
           $11.47 to $18.91                 1,488,100                            $16.03
                $20.64                        470,200                            $20.64
           ----------------                 ---------                            ------
           $ 8.53 to $20.64                 2,046,300                            $16.77
           ================                 =========                            ======

Long-Term Debt

   The sinking fund requirements and maturities of long-term debt outstanding at December 31, 1998 (including the maturity of Northern Indiana's first mortgage bonds: Series T, 7 1/2%, due April 1, 2002; Northern Indiana's medium-term notes due from March 20, 2000 to July 8, 2003; Northern Indiana's Pollution Control Note, Series A, City of Michigan City 5.70% due October 1, 2003; and NDC Douglas Properties, Inc.'s notes payable due January 1, 2000 through October 1, 2003; IWC's first mortgage bonds: Series 5.20%, due May 1, 2001 and Series 8.00%, due December 15, 2001; and IWCR's senior notes payable, due March 15, 2001 and August 7, 2003), for each of the four years subsequent to December 31, 1999 are as follows:

             Year Ending December 31,
             ------------------------
             2000........................ $164,150,865
             2001........................ $ 53,718,777
             2002........................ $ 64,988,989
             2003........................ $140,913,520

   Unamortized debt expense, premium and discount on long-term debt applicable to outstanding bonds are being amortized over the lives of such bonds. Reacquisition premiums are being deferred and amortized. These premiums are not earning a return during the recovery period.

   Northern Indiana's Indenture, securing the first mortgage bonds issued by Northern Indiana, constitutes a direct first mortgage lien upon substantially all property and franchises owned by Northern Indiana, other than expressly excepted property.

   On May 28, 1997, Northern Indiana was authorized to issue and sell up to $217,692,000 of its Medium-Term Notes, Series E, with various maturities, for purposes of refinancing certain first mortgage bonds and medium-term notes. As of December 31, 1998, $139.0 million of the medium-term notes had been issued with various interest rates and maturities. The proceeds from these issuances were used to pay short-term debt incurred to redeem its First Mortgage Bonds, Series N, and to pay at maturity various issues of Medium-Term Notes, Series D.

                            NIPSCO INDUSTRIES, INC.

   IWC's first mortgage bonds are secured by its utility plant. Provisions of trust indentures related to the 8% Series Bonds require annual sinking or improvement payments amounting to .50% of the maximum aggregate amount outstanding. As permitted, this requirement has been satisfied by substituting a portion of permanent additions to utility plant.

   IWC issued Refunding Revenue Bonds, Series 1998 on July 15, 1998, in the amount of $40 million. The proceeds from the Series 1998 Bonds were used to redeem the City of Indianapolis, Indiana 7 7/8% Economic Development Water Facilities Revenue Bonds and the Town of Fishers, Indiana 7 7/8% Economic Development Water Facilities Revenue Bonds. The Series 1998 bonds bear interest at 5.05% per annum and mature on July 15, 2028. In February 1999, IWC issued $35 million of ten-year medium term notes at a rate of 5.99% and $45 million of twenty-year medium term notes at a rate of 6.61%. The majority of the proceeds will be used to reduce IWC's existing credit facilities and the remaining proceeds will be used for general corporate purposes.

   Between March 27, 1997 and May 7, 1997, Capital Markets issued and sold $300 million of medium-term notes with various interest rates and maturities. The proceeds from these issuances were used for the purchase of IWCR and to pay outstanding short-term obligations of Capital Markets.

   In December 1997, Capital Markets issued and sold $75 million of 6.78% senior notes which mature December 1, 2027. The holders of the notes have the right to require Capital Markets to repurchase all or a portion of the notes on December 1, 2007 at a purchase price of the principal amount plus accrued interest thereon. Proceeds from the sale of these notes were primarily used to pay Capital Markets' Zero Coupon Notes which matured December 1, 1997. The remaining balance of the proceeds were used for Industries' general corporate purposes.

   The financial obligations of Capital Markets are subject to a Support Agreement between Industries and Capital Markets, under which Industries has committed to make payments of interest and principal on Capital Markets' obligations in the event of a failure to pay by Capital Markets. Restrictions in the Support Agreement prohibit recourse on the part of Capital Markets' creditors against the stock and assets of Northern Indiana which are owned by Industries. Under the terms of the Support Agreement, in addition to the cash flow of cash dividends paid to Industries by any of its consolidated subsidiaries, the assets of Industries, other than the stock and assets of Northern Indiana, are available as recourse for the benefit of Capital Markets' creditors. The carrying value of the assets of Industries, other than the assets of Northern Indiana as reflected in the consolidated financial statements of Industries, was approximately $1.3 billion at December 31, 1998.

                            NIPSCO INDUSTRIES, INC.

Current Portion of Long-Term Debt

   At December 31, 1998 and 1997, Industries' current portion of long-term debt due within one year was as follows:

                                                       December 31, December 31,
                                                           1998         1997
                                                       ------------ ------------
                                                        (Dollars in thousands)
      First mortgage bonds...........................     $  --       $14,509
      Medium-term notes--
        Interest rates between 5.83% and 5.95% with a
         weighted average interest rate of 5.86% and
         maturities between April 6, 1998 and April
         13, 1998....................................        --        35,000
      Notes payable--
        Interest rates between 6.72% and 9.00% with a
         weighted average interest rate of 7.87% and
         maturities between January 1, 1999 and
         December 22, 1999...........................      4,790        3,612
      Sinking funds due within one year..............      2,000        1,500
                                                          ------      -------
          Total current portion of long-term debt....     $6,790      $54,621
                                                          ======      =======

Short-Term Borrowings

   Northern Indiana and Capital Markets make use of commercial paper to fund short-term working capital requirements. As of December 31, 1998 and December 31, 1997, Northern Indiana had $85.6 million and $71.5 million of commercial paper outstanding, respectively. At December 31, 1998, the weighted average interest rate of commercial paper outstanding was 5.62%. As of December 31, 1998 and December 31, 1997, Capital Markets had $108.1 million and $17.0 million of commercial paper outstanding. At December 31, 1998, the weighted average interest rate of commercial paper outstanding was 5.99%.

   In September 1998, Northern Indiana entered into a five-year $100 million revolving credit agreement and a 364-day $100 million revolving credit agreement with several banks. These agreements terminate on September 23, 2003 and September 23, 1999, respectively. The 364-day agreement may be extended at expiration for additional periods of 364 days upon the request of Northern Indiana and agreement by the banks. Under these agreements, Northern Indiana may borrow funds at a floating rate of interest or, at Northern Indiana's request under certain circumstances, a fixed rate of interest for short term periods. These agreements provide financing flexibility to Northern Indiana and may be used to support the issuance of commercial paper. At December 31, 1998, there were no borrowings outstanding under either of these agreements. Concurrently with entering into such agreements, Northern Indiana terminated its then existing revolving credit agreement which would otherwise have terminated on August 19, 1999. In addition, Northern Indiana has $14.2 million in lines of credit which run to May 31, 1999. The credit pricing of each of the lines varies from either the lending banks' commercial prime or market rates. Northern Indiana has agreed to compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees which are mutually satisfactory to both parties. As of December 31, 1998, there were no borrowings under these lines of credit. The lines of credit are also available to support the issuance of commercial paper.

   Northern Indiana also has $273.5 million of money market lines of credit. As of December 31, 1998 and 1997, $40.5 million and $47.5 million of borrowings were outstanding under these lines of credit.

                            NIPSCO INDUSTRIES, INC.

   Northern Indiana has a $50 million uncommitted finance facility. At December 31, 1998 and 1997, there were no borrowings outstanding under this facility.

   In September 1998, Capital Markets entered into a five-year $100 million revolving credit agreement and a 364-day $100 million revolving credit agreement with several banks. These agreements terminate on September 23, 2003 and September 23, 1999, respectively. The 364-day agreement may be extended at expiration for additional periods of 364 days upon the request of Capital Markets and agreement by the banks. Under these agreements, Capital Markets may borrow funds at a floating rate of interest or, at Capital Market's request under certain circumstances, a fixed rate of interest for a short term period. These agreements provide financing flexibility to Capital Markets and may be used to support the issuance of commercial paper. At December 31, 1998, there were no borrowings outstanding under either of these agreements. Concurrently with entering into such agreements, Capital Markets terminated its then existing revolving credit agreement which would otherwise have terminated on August 19, 1999.

   Capital Markets also has $130 million of money market lines of credit. As of December 31, 1998 and 1997, $86.8 million and $20.1 million, respectively, of borrowings were outstanding under these lines of credit.

   IWCR and its subsidiaries have lines of credit with banks aggregating $92.4 million. At December 31, 1998, $84.1 million and $48.9 million, respectively, were outstanding under these lines of credit.

   At December 31, 1998 and 1997, Industries' short-term borrowings were as follows:

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                           (In thousands)
      Commercial paper--
        Weighted average interest rate of 5.83% at
         December 31, 1998...........................   $193,700     $ 88,500
      Notes payable--
        Issued at interest rates between 4.96% and
         6.50% with a weighted average interest rate
         of 5.85% and various maturities between
         January 11, 1999 and December 31, 1999......    217,340      116,469
      Revolving loan facility........................        --         7,670
                                                        --------     --------
          Total short-term borrowings................   $411,040     $212,639
                                                        ========     ========

Operating Leases

   On April 1, 1990, Northern Indiana entered into a twenty-year agreement for the rental of office facilities from Development at a current annual rental payment of approximately $3.4 million.

   The following is a schedule, by years, of future minimum rental payments, excluding those to associated companies, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998:

      Year Ending December 31,                                    (In thousands)
      ------------------------                                    --------------
      1999.......................................................    $ 29,804
      2000.......................................................      29,466
      2001.......................................................      29,154
      2002.......................................................      59,590
      2003.......................................................      75,464
      Later years................................................     237,108
                                                                     --------
      Total minimum payments required............................    $460,586
                                                                     ========

                            NIPSCO INDUSTRIES, INC.

   The consolidated financial statements include rental expense for all operating leases as follows:

      Year Ending December 31,                                  (In thousands)
      ------------------------                                  --------------
      1998.....................................................    $23,700
      1997.....................................................      8,839
      1996.....................................................      8,121

Commitments

   Industries estimates that approximately $1.019 billion will be expended for construction purposes for the period from January 1, 1998 to December 31, 2002. Substantial commitments have been made by the Utilities in connection with their programs.

   Northern Indiana has entered into a service agreement with Pure Air, a general partnership between Air Products and Chemicals, Inc. and Mitsubishi Heavy Industries America, Inc., under which Pure Air provides scrubber services to reduce sulfur dioxide emissions for Units 7 and 8 at Bailly Generating Station. Services under this contract commenced on June 15, 1992 with annual charges approximating $20 million. The agreement provides that, assuming various performance standards are met by Pure Air, a termination payment would be due if Northern Indiana terminates the agreement prior to the end of the twenty-year contract period.

   During 1995, Northern Indiana entered into a ten year agreement with IBM to perform all data center, application development and maintenance, and desktop management. Annual fees under the agreement are estimated at $20 million.

   Primary arranges energy-related projects for large energy-intensive customers and offers such customers, nationwide expertise in managing the engineering, construction, operation and maintenance of such projects. Primary through its subsidiaries Harbor Coal Company, North Lake Energy Corporation, Lakeside Energy Corporation, Portside Energy Corporation, and Cokenergy, Inc., has entered into partnering arrangements with several of Industries' largest industrial customers, principally steel mills, to service a portion of their energy needs. In order to serve its customers under the partnering arrangements, Primary, through its subsidiaries, has or expects to enter into certain operating lease commitments to lease these energy-related projects which have a combined capacity of 393 megawatts Industries, principally through its subsidiary Capital Markets, guarantees certain of Primary's obligations under each lease, which are included in the Operating Leases table above.

   Primary has advanced approximately $31.8 million and $107.2 million, at December 31, 1998 and December 31, 1997, respectively, to the lessors of the energy related projects discussed above. These net advances are included in "Other Receivables" in the Consolidated Balance Sheet and as a component of operating activities in the Consolidated Statement of Cash Flows.

Fair Value of Financial Instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

                            NIPSCO INDUSTRIES, INC.

   Investments: The fair value of some investments is estimated based on market prices for those or similar investments.

   Long-term debt/Preferred stock: The fair value of long-term debt and preferred stock is estimated based on the quoted market prices for the same or similar issues or on the rates offered to Industries for securities of the same remaining maturities. Certain premium costs associated with the early settlement of long-term debt are not taken into consideration in determining fair value.

   The carrying values and estimated fair values of Industries' financial instruments are as follows:

                                      December 31, 1998     December 31, 1997
                                    --------------------- ---------------------
                                     Carrying  Estimated   Carrying  Estimated
                                      Amount   Fair Value   Amount   Fair Value
                                    ---------- ---------- ---------- ----------
                                                  (In thousands)
      Cash and cash equivalents.... $   60,848 $   60,848 $   30,780 $   30,780
      Investments..................     36,594     36,028     32,625     32,886
      Long-term debt (including
       current portion)............  1,674,755  1,769,934  1,722,546  1,718,897
      Preferred stock..............    143,876    140,420    146,289    139,814

   A substantial portion of the long-term debt relates to utility operations. The Utilities are subject to regulation and gains or losses may be included in rates over a prescribed amortization period, if in fact settled at amounts approximating those above.

Customer Concentrations

   Industries' utility subsidiaries supply natural gas, electric energy and water. Natural gas and electric energy are supplied to the northern third of Indiana. The Water Utilities serve Indianapolis, Indiana, and surrounding areas. Although the Energy Utilities have a diversified base of residential and commercial customers, a substantial portion of their electric and gas industrial deliveries are dependent upon the basic steel industry. The following table shows the basic steel industry percentage of gas revenue (including transportation services) and electric revenue for 1998, 1997 and 1996:

      Basic Steel Industry                                        1998 1997 1996
      --------------------                                        ---- ---- ----
      Gas revenue percent........................................  3%   4%   1%
      Electric revenue percent................................... 13%  17%  22%

                            NIPSCO INDUSTRIES, INC.

Quarterly Financial Data(a)

   The following data summarize certain operating results for each of the quarters of 1998 and 1997:

                                                  1998 Quarters Ended
                                          ------------------------------------
                                          March 31 June 30   Sept. 30 Dec. 31
                                          -------- --------  -------- --------
                                           (Dollars in thousands, except per
                                                    share amounts)
      Operating revenues................  $779,344 $652,408  $747,792 $753,234
      Operating expenses................   662,230  573,365   650,844  624,833
                                          -------- --------  -------- --------
      Operating income..................   117,114   79,043    96,948  128,401
      Other income (deductions).........     8,448     (931)    2,870      197
      Interest and other charges........    32,497   33,243    35,199   36,403
      Income taxes......................    32,343   15,424    21,492   31,603
                                          -------- --------  -------- --------
      Net income........................    60,722   29,445    43,127   60,592
      Dividend requirements on preferred
       shares...........................       --       --        --       --
                                          -------- --------  -------- --------
      Balance available for common
       shareholders.....................  $ 60,722 $ 29,445  $ 43,127 $ 60,592
                                          ======== ========  ======== ========
      Basic earnings per average common
       share(a).........................  $   0.49 $   0.24  $   0.36 $   0.51
                                          ======== ========  ======== ========
      Diluted earnings per average
       common share(a)..................  $   0.48 $   0.24  $   0.35 $   0.51
                                          ======== ========  ======== ========
      Market price for the quarter:
       High.............................  $ 28.375 $ 28.313  $ 32.875 $ 33.625
       Low..............................  $ 24.750 $ 25.813  $ 26.625 $ 28.875
                                                  1997 Quarters Ended
                                          ------------------------------------
                                          March 31 June 30   Sept. 30 Dec. 31
                                          -------- --------  -------- --------
                                           (Dollars in thousands, except per
                                                    share amounts)
      Operating revenues................  $659,950 $523,187  $596,315 $807,089
      Operating expenses................   531,364  449,239   509,905  685,480
                                          -------- --------  -------- --------
      Operating income..................   128,586   73,948    86,410  121,609
      Other income (deductions).........     9,403    4,308     3,764   (1,707)
      Interest and other charges........    28,071   33,607    34,084   33,536
      Income taxes......................    39,080   16,413    20,221   30,460
                                          -------- --------  -------- --------
      Net income........................    70,838   28,236    35,869   55,906
      Dividend requirements on preferred
       shares...........................       --       --        --       --
                                          -------- --------  -------- --------
      Balance available for common
       shareholders.....................  $ 70,838 $ 28,236  $ 35,869 $ 55,906
                                          ======== ========  ======== ========
      Basic earnings per average common
       share(a).........................  $   0.59 $   0.22  $   0.28 $   0.44
                                          ======== ========  ======== ========
      Diluted earnings per average
       common share(a)..................  $   0.59 $   0.22  $   0.28 $   0.44
                                          ======== ========  ======== ========
      Market price for the quarter:
       High.............................  $ 20.125 $ 21.125  $ 21.282 $ 49.875
       Low..............................  $ 19.000 $ 19.438  $ 20.344 $ 42.125

--------
(a) Because of the combined mathematical effect of common shares repurchased and issued and the cyclical nature of net income during the year, the sum of earnings per share data for any four quarterly periods may vary slightly from the earnings per share data for the equivalent twelve-month period.

Segments of Business

   Industries adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" during 1998. SFAS No. 131 establishes standards for reporting information about operating segments in financial statements and disclosures about products and services, and geographic areas. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

                            NIPSCO INDUSTRIES, INC.

   Industries has four reportable operating segments: Gas, Electric, Water and Gas Marketing. The Gas segment includes regulated gas utilities which provide natural gas distribution and transportation services. The Electric segment is comprised principally of Northern Indiana, a regulated electric utility, which generates, transmits and distributes electricity. In addition, the Electric segment includes a wholesale power marketing operation which markets wholesale power to other utilities and electric power marketers. The Water segment includes regulated water utilities which provide distribution of water supply to the public. The Gas Marketing segment provides natural gas marketing and sales to wholesale and industrial customers. The Other Products and Services category includes a variety of energy-related businesses, such as installation, repair and maintenance of underground pipelines; utility line locating and marking; transmission of natural gas through pipelines; the arrangement of energy-related projects for large energy-intensive facilities; and other energy-related products.

   Industries' reportable segments are operations that are managed separately and meet the quantitative thresholds required by SFAS No 131.

   Revenues for each of Industries' segments are principally attributable to customers in the United States. Additional revenues, which are insignificant to Industries' consolidated revenues, are attributable to customers in Canada and the United Kingdom.

                            NIPSCO INDUSTRIES, INC.

   The following tables provide information about Industries' business segments. Industries uses income before interest and other charges and income taxes as its primary measurement for each of the reported segments. In addition, Adjustments have been made to the segment information to arrive at information included in the results of operations and financial position of Industries. These adjustments include unallocated corporate assets, revenues and expenses and the elimination of intercompany receivables and payables. The accounting policies of the operating segments are the same as those described in "Summary of Significant Accounting Policies."

                                                                    Other
                                                           Gas     Products   Adjust-
1998                        Gas      Electric   Water   Marketing & Services   ments      Total
----                     ---------- ---------- -------- --------- ---------- ---------  ----------
                                                      (In thousands)
Operating revenues...... $  637,098 $1,429,986 $ 83,979 $657,692   $263,069  $(139,046) $2,932,778
Other Income
 (Deductions)........... $    1,720 $      553 $    712 $  2,017   $  4,877  $     705  $   10,584
Depreciation and
 amortization........... $   75,547 $  156,844 $ 11,589 $    332   $ 11,954  $     208  $  256,474
Income before Interest
 and Other Charges and
 Income Taxes........... $   67,217 $  341,433 $ 23,460 $  5,006   $  6,614  $ (11,640) $  432,090
Assets.................. $  930,240 $2,514,791 $619,505 $121,574   $483,243  $ 317,150  $4,986,503
Capital Expenditures.... $   62,981 $  124,044 $ 59,265 $     24   $ 11,325  $     --   $  257,639
Investment in equity--
 method investees....... $      --  $      --  $    --  $  6,707   $104,633  $     --   $  111,340
                                                                    Other
                                                           Gas     Products   Adjust-
1997                        Gas      Electric   Water   Marketing & Services   ments      Total
----                     ---------- ---------- -------- --------- ---------- ---------  ----------
                                                      (In thousands)
Operating revenues...... $  807,239 $1,186,331 $ 60,743 $480,986   $211,996  $(160,754) $2,586,541
Other Income
 (Deductions)........... $      821 $      637 $  1,465 $  3,349   $ 10,936  $  (1,440) $   15,768
Depreciation and
 amortization........... $   73,017 $  153,843 $  8,241 $    233   $ 13,336  $   1,134  $  249,804
Income before Interest
 and Other Charges and
 Income Taxes........... $   88,950 $  312,243 $ 19,363 $  7,085   $ 13,121  $ (14,441) $  426,321
Assets.................. $  965,473 $2,507,905 $565,717 $ 94,690   $500,706  $ 302,542  $4,937,033
Capital Expenditures.... $   64,009 $  115,012 $ 39,910      --         --         --   $  218,931
Investment in equity--
 method investees....... $      --  $      --  $    --  $  6,710   $ 76,145  $     --   $   82,855
                                                                    Other
                                                           Gas     Products   Adjust-
1996                        Gas      Electric   Water   Marketing & Services   ments      Total
----                     ---------- ---------- -------- --------- ---------- ---------  ----------
                                                      (In thousands)
Operating revenues...... $  799,395 $1,022,231 $    N/A $229,922   $ 81,851  $(145,451) $1,987,948
Other Income
 (Deductions)........... $      479 $      897 $    N/A $  2,790   $  8,927  $  (1,852) $   11,241
Depreciation and
 amortization........... $   68,584 $  146,444 $    N/A $     34   $ 18,773  $     158  $  233,993
Income before Interest
 and Other Charges and
 Income Taxes........... $   97,139 $  301,525 $    N/A $ 12,964   $ (4,427) $  (9,652) $  397,549
Assets.................. $1,006,270 $2,575,995 $    N/A $ 87,209   $355,243  $ 264,166  $4,288,883
Capital Expenditures.... $   61,221 $  146,660 $    N/A      --         --         --   $  207,881
Investment in equity--
 method investees....... $      --  $      --  $    N/A $  6,462   $ 45,798  $     --   $   52,260

   The following table reconciles total reportable segment income before interest and other charges and income taxes to Industries' consolidated net income for each of the years ending 1998, 1997 and 1996 as follows:

                                                      1998     1997     1996
                                                    -------- -------- --------
      Income before Interest and Other Charges and
       Income Taxes................................ $432,090 $426,321 $397,549
      Interest and Other Charges...................  137,342  129,298  114,435
      Income Taxes.................................  100,862  106,174  106,380
                                                    -------- -------- --------
        Net Income................................. $193,886 $190,849 $176,734
                                                    ======== ======== ========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of NIPSCO Industries, Inc.:

   We have audited the accompanying consolidated balance sheet and consolidated statements of capitalization and long-term debt of NIPSCO Industries, Inc. (an Indiana corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements and the schedules referred to below are the responsibility of Industries' management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NIPSCO Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in connection with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules appearing in Exhibit 99.2 and Exhibit 99.3 are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Chicago, Illinois
February 5, 1999

                       SELECTED SUPPLEMENTAL INFORMATION

                                                   Year Ended December 31,
                                               --------------------------------
Gas Statistics                                    1998       1997       1996
--------------                                 ---------- ---------- ----------
Operating Revenues ($000's):
 Residential (including home heating)......... $  385,030 $  479,461 $  422,646
 Commercial...................................    124,903    164,359    141,193
 Industrial...................................     62,003     78,531     70,062
 Gas transported for others...................     45,035     43,226     33,536
 Other*.......................................     20,127     41,662    131,958
                                               ---------- ---------- ----------
   Total...................................... $  637,098 $  807,239 $  799,395
                                               ========== ========== ==========
Deliveries in dth (000's):
 Residential (including home heating).........     63,514     79,816     84,146
 Commercial...................................     24,256     31,640     32,164
 Industrial...................................     12,824     16,989     17,732
 Gas transported for others...................    216,505    203,728    194,397
 Other........................................     23,090     14,201      8,263
                                               ---------- ---------- ----------
   Total......................................    340,189    346,374    336,702
                                               ========== ========== ==========
Customers Served--End of Year:
 Residential (including home heating).........    678,989    669,833    659,742
 Commercial...................................     55,918     55,124     54,300
 Industrial...................................      4,414      4,408      4,234
 Other........................................         79         84         80
                                               ---------- ---------- ----------
   Total......................................    739,400    729,449    718,356
                                               ========== ========== ==========
--------
*  Includes deferred gas cost revenue of $(42,055), $(11,075) and $95,843, respectively.

                                                   Year Ended December 31,
                                               --------------------------------
Electric Statistics                               1998       1997       1996
-------------------                            ---------- ---------- ----------
Operating Revenues ($000's):
 Residential.................................. $  290,738 $  272,619 $  269,906
 Commercial...................................    267,996    253,299    247,808
 Industrial...................................    405,302    416,741    428,273
 Street lighting..............................      8,740      8,697      8,549
 Wholesale....................................    430,420    214,206     43,272
 Other**......................................     26,790     20,769     24,423
                                               ---------- ---------- ----------
   Total...................................... $1,429,986 $1,186,331 $1,022,231
                                               ========== ========== ==========
Sales in kilowatt-hours (000's):
 Residential..................................  2,936,762  2,723,990  2,700,234
 Commercial...................................  3,162,511  2,974,703  2,886,940
 Industrial...................................  8,794,481  8,971,926  9,318,353
 Street lighting..............................     57,607     57,764     56,413
 Wholesale.................................... 14,480,608  8,688,014  1,678,346
 Other........................................     64,037     84,935    100,265
                                               ---------- ---------- ----------
   Total...................................... 29,496,006 23,501,332 16,740,551
                                               ========== ========== ==========
Customers Served--End of Year:
 Residential..................................    372,383    368,907    365,011
 Commercial...................................     44,961     43,802     42,911
 Industrial...................................      2,737      2,764      2,725
 Other........................................        874        885        874
                                               ---------- ---------- ----------
   Total......................................    420,955    416,358    411,521
                                               ========== ========== ==========

--------
** Includes deferred fuel cost revenue of $(8,880), $(5,223) and $1,980, respectively.

                                                        Year Ended December 31,
                                                        -----------------------
Water Statistics                                         1998   1997***  1996
----------------                                        ------- ------- -------
Operating Revenues ($000's):
 Residential........................................... $55,281 $39,570 $   --
 Commercial............................................  19,942  14,763     --
 Industrial............................................   4,227   3,015     --
 Other.................................................   4,529   3,395     --
                                                        ------- ------- -------
   Total............................................... $83,979 $60,743 $   --
                                                        ======= ======= =======
Sales in millions of gallons (000's):
 Residential...........................................  22,454  18,095     --
 Commercial............................................  13,029  10,345     --
 Industrial............................................   4,392   3,310     --
 Other.................................................     947     754     --
                                                        ------- ------- -------
   Total...............................................  40,822  32,504     --
                                                        ======= ======= =======
Customers Served--End of Year:
 Residential........................................... 232,333 225,627     --
 Commercial............................................  17,265  17,083     --
 Industrial............................................     348     347     --
 Other.................................................   3,718   3,586     --
                                                        ------- ------- -------
   Total............................................... 253,664 246,643     --
                                                        ======= ======= =======

--------
*** Amounts are for the period April 1997 through December 1997.